File No. 333-32245
======================================================================
                   SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.
                           AMENDMENT NO. 3 TO
                                FORM SB-2
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       HEARTLAND BANCSHARES, INC.
            (Name of small business issuer as in its charter)

          Indiana             6712           35-2017085
     (State or other     (Primary Standard     (I.R.S.
     jurisdiction of     Industrial            Employee
     incorporation or    Classification     Identification
     organization)       Code Number)          Number)

                              P.O. Box 469
                         Franklin, Indiana 46131
                             (317) 738-3915
          (Address and telephone number of principal executive
           offices and principal place of business or intended
                      principal place of business)

                        Steve Bechman, President
                       Heartland Bancshares, Inc.
                              P.O. Box 469
                         Franklin, Indiana 46131
                             (317) 738-3915
       (Name, address, and telephone number of agent for service)

                           Copies to:
Mark B. Barnes, Esq.                      Timothy M. Harden, Esq.
Leagre Chandler & Millard                 Krieg DeVault Alexander
9100 Keystone Crossing, Suite 800            & Capehart
Indianapolis, IN  46240                   2800 One Indiana Square
Telephone: (317) 843-1655                 Indianapolis, IN 46204
Fax:  (317) 846-7900                      Telephone (317) 636-4341
                                          Fax:  (317) 636-1507
                    ________________________________
Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
_____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ____
==============================================================
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON
SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE
DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH
SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL
THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SECTION 8(a) OF THE SECURITIES ACT OF 1933, MAY
DETERMINE.

PROSPECTUS
                               1,000,000 SHARES
                          HEARTLAND BANCSHARES, INC.
                                 Common Stock
______________________
     Heartland Bancshares, Inc., an Indiana corporation (the "Company"), is offering for sale 1,000,000 shares of its Common Stock (the "Common Stock"). The Company is a proposed bank holding company organized to own all of the common stock of Heartland Community Bank, an Indiana state chartered commercial bank (in organization), to be headquartered in Franklin, Indiana (the "Bank"). Neither the Company nor the Bank has ever conducted any business operations other than matters related to their initial organization and the raising of capital. See "Business." There has been no public trading market for the Common Stock. Roney & Co. L.L.C. (the "Underwriter" or "Roney & Co.") has advised the Company that it anticipates making a market in the Common Stock following completion of the offering, although there can be no assurance that an active trading market will develop. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company expects that the quotations for the Common Stock will be reported on the NASD OTC Bulletin Board under the symbol "HRTB." The directors and officers of the Company are expected to purchase at least 74,500 of the shares of Common
Stock at the public offering price.     In the event that all
necessary regulatory approvals have not been granted as of the date of closing, the Underwriter and the Company intend to close the offering into escrow. See "Possible Escrow of Proceeds."
                              __________________
THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A
SIGNIFICANT AMOUNT OF RISK. SEE "RISK FACTORS" ON PAGES 5 THROUGH
9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMPANY'S COMMON STOCK. THESE SECURITIES ARE NOT SAVINGS
ACCOUNTS OR SAVINGS DEPOSITS AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
                              __________________
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================
                 Price to        Underwriting       Proceeds to
                  Public         Discount(1)(2)     Company (2)(3)

Per Share         $10.00          $0.70                       $9.30
Total(2)          $10,000,000     $700,000           $9,300,000
=================================================================

(1) The Company has agreed to indemnify the Underwriter against certain liabilities including liabilities under the Securities Act of 1933. See "Underwriting".
(2) The Company has granted the Underwriter a 30-day option to purchase up to 150,000 additional shares of its Common Stock solely to cover over-allotments, if any. If the Underwriter exercises such option in full, the Price to Public, Underwriting Discounts, and Proceeds to the Company will be
      approximately     $11,500,000, $805,000 and $10,695,000,
      respectively. See "Underwriting." The Underwriter has agreed that reduced Underwriting Discounts of 4% will be incurred by the Company for up to 200,000 shares sold by the Underwriter to members of the Board of Directors or their immediate families, and certain other persons. See "Underwriting." If 200,000 shares are so purchased, Underwriting Discounts will be reduced by, and Proceeds to the Company will be increased by, $60,000.
(3) Before deducting estimated offering expenses payable by the Company of $160,000
                               _________________
      The shares of Common Stock are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to the right of the Underwriter to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common
Stock will be made in Detroit, Michigan,     to the Underwriter or
to the escrow agent, on or about September 26, 1997.
                              __________________

            THE DATE OF THIS PROSPECTUS IS SEPTEMBER 23, 1997.

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                [MAP OF HEARTLAND COMMUNITY BANK SERVICE AREA]

                              __________________

                             AVAILABLE INFORMATION

     The Company is not currently a reporting company pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), but will be required to file reports pursuant to the Exchange Act following the completion of the offering for at least its fiscal year ending December 31, 1997. The Company, which will use a December 31 fiscal year, intends to furnish its shareholders with annual reports containing audited financial statements and, for the first three quarters of each fiscal year, quarterly reports containing unaudited financial information.

     Requests for such documents should be directed to Jeffery D.
Joyce, Chief Financial Officer of Heartland Bancshares, Inc., at
P.O. Box 469, Franklin, Indiana 46131.
                              __________________

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context clearly suggests otherwise, references in this Prospectus to the Company include the Bank. Except as otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriter's over-allotment option.

                                  The Company

     Heartland Bancshares, Inc. (the "Company") is an Indiana corporation whose primary purpose will be to own and operate Heartland Community Bank (the "Bank") as the Bank's sole shareholder. The Bank is organizing as an Indiana state-chartered commercial bank with depository accounts to be insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank's offices will be located in the Indiana cities of Franklin and Greenwood in Johnson County, which is part of the greater Indianapolis metropolitan area. The Bank's retail strategy will be to offer, primarily in Johnson County, a wide range of basic banking products and services that will be reasonably priced and easily understood by the customer. The Bank's commercial strategy will center on small to medium-sized businesses. Completion of the offering will be conditioned on, among other things, the Company and the Bank having received all necessary regulatory approvals and satisfying certain conditions contained therein. Management anticipates commencing business in the fourth quarter of 1997.

REASON FOR STARTING HEARTLAND COMMUNITY BANK

     The liberalization in recent years of Indiana's branch banking laws, together with the expansion of interstate banking, has led to substantial consolidation of the banking industry in Indiana and especially in the metropolitan Indianapolis area in which the Bank will be located. In many cases, when these consolidations occurred, local boards of directors were dissolved and local management was relocated or, in some cases, terminated.

     In the opinion of the Company's management, this situation has created a favorable opportunity for a new commercial bank with local management and local directors. Management believes that such a bank can be successful in attracting small to medium-sized businesses and individuals as customers who wish to conduct business with a locally owned and managed institution that demonstrates an active interest in their business and personal financial affairs. The Bank will seek to take advantage of this opportunity by emphasizing in its marketing plan the Bank's local management, and their strong ties and active commitment to the community.

                                  MANAGEMENT

     The Company has assembled a management team and a Board of Directors that have strong business experience in the Bank's market area and a shared vision and commitment to the future growth and success of the Bank. The Bank intends to compete aggressively for its banking business through a systematic program of direct calling on both prospective customers and referral sources such as attorneys, accountants and other business people, many of whom the Bank's directors and officers have come to know during their professional careers.

     Steve Bechman, President and Chief Executive Officer of the Company and the Bank, has over 21 years of banking experience in the community, all with Citizens Bank of Central Indiana ("CBCI")
and its predecessors and affiliates.   Prior to his resignation
earlier this year, Mr. Bechman was Regional President of CBCI, which is a subsidiary of CNB Bancshares, Inc., of Evansville, Indiana ("CNB"). CNB's stock is listed on the New York Stock Exchange and at March 31, 1997, CNB had total assets of approximately $4.2 billion. Mr. Bechman joined a predecessor of CBCI in 1975 and he became Regional President of CBCI in 1993.

     Jeffrey L. Goben, Executive Vice President and Chief Operating Officer of the Company and the Bank, has over 24 years of banking experience, the last 12 years being with CBCI and its predecessor. Mr. Goben started his career in 1972 with the National Bank of Greenwood, now a part of National City Bank. He joined a predecessor of CBCI in July 1984 as Assistant Vice President and Branch Manager. At various points in his career, Mr. Goben has managed a wide variety of bank functions, including branch administration, consumer banking, human resources, and marketing and community development.

     Keith Fox, with 14 years of banking experience in the Bank's market area, most recently in commercial lending with CBCI, will be the Bank's Vice President in charge of commercial lending operations. John Morin, with 24 years of banking experience primarily in the market area of the Bank, most recently was Vice President in charge of consumer lending at CBCI. Mr. Morin will head the Bank's consumer loan area. Jeffery D. Joyce, a certified public accountant, has five years of experience with a major regional accounting firm during which he focused primarily on financial institutions. Mr. Joyce will be Vice President and Chief Financial Officer of the Company and the Bank's Cashier and Controller.

     The Company has formed a Board of Directors comprised of individuals with a broad background in business, agriculture, and banking and a high level of community involvement. Current directors include Gordon R. Dunn, former Chairman of the Board of CBCI, and John Norton, previously a director of the former Franklin Bank & Trust, Franklin, Indiana, which is now a part of KeyCorp.

The Company anticipates that its directors and executive officers, alone or with their associates, will purchase at least 74,500 shares in the offering. See "Principal Shareholders."

     The management team represents a significant asset to the Company and the Bank. These individuals have many years of personal experience in the financial services industry, and many have worked together successfully at CBCI. The Company believes that these individuals and their relationships in the Bank's market area should offer the Bank a substantial opportunity to attract new relationships.

MARKET AREA

     Johnson County was the second fastest growing county in the State of Indiana from 1990 through 1996 based on estimates of the Indiana Business Research Center. The Bank's main office will be located on the main retail thoroughfare in Franklin, at 420 N. Morton Street (U.S. Route 31), on property that has been purchased by the Company and is being extensively renovated. The Bank intends to open a branch office in newly-constructed leased space in Greenwood, Indiana, 11 miles north of Franklin in Johnson County and approximately 12 miles south of downtown Indianapolis, during the fourth quarter of 1997. The Bank's primary service area will be the northern two-thirds of Johnson County, which includes the six Townships of Union, Needham, Franklin, White River, Pleasant, and Clark. Management believes this community has an expanding and diverse economic base, which includes a wide range of small to medium-sized businesses engaged in manufacturing, services, and retail. As of June, 1997, the unemployment rate for Johnson County was 1.9%, compared with the statewide average of approximately 3.1%, according to Ball State University's Bureau of Business Research. There are approximately 3,200 businesses in Johnson County.

     The Bank's main office will also serve as the Company's corporate headquarters. The Company's address will be 420 N. Morton Street, Franklin, Indiana 46131 once the new facility is opened; the Company's current mailing address is P.O. Box 469, Franklin, Indiana 46131. The Company's telephone number is 317-738-3915.

                                 THE OFFERING

Securities offered
  by the Company.................         1,000,000 shares of Common
                                          Stock.  In addition, the
                                          Company has granted the
                                          Underwriter an option to
                                          purchase up to an additional
                                          150,000 shares to cover
                                          over-allotments. See
                                          "Description of Capital Stock."

Common Stock to be outstanding
after the offering...............         1,000,000 shares (1,150,000
                                          shares if the over-allotment
                                          option is exercised in full).

Use of proceeds by the
Company..........................         Capitalization of the Bank,
                                          retirement of mortgage debt
                                          relating to the acquisition of
                                          the Franklin main office, and
                                          repayment of borrowings that
                                          have financed organization and
                                          preopening expenses. See "Use
                                          of Proceeds."

Possible Escrow of Funds.........         The Underwriter and the Company
                                          intend to close the offering
                                          into escrow if all regulatory
                                          approvals have not then been
                                          granted as of the date of
                                          closing.  See "Possible Escrow
                                          of Proceeds."

Proposed NASD Over-the-Counter
("OTC") Bulletin Board
Symbol...........................  HRTB

                                 RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk and should be considered only by persons who can afford the loss of their investment. The following constitute some of the potential risks of an investment in the Common Stock and should be carefully considered by prospective investors prior to purchasing shares of Common Stock. The order of the following is not intended to be indicative of the relative importance of any described risk nor is the following intended to be inclusive of all risks of investment in the Common Stock.

LACK OF OPERATING HISTORY; DEVELOPMENT STAGE COMPANY; NEGATIVE NET WORTH; PREDOMINANT PORTION OF PRE-OFFERING ASSETS INTANGIBLE

     Neither the Company nor the Bank has any operating history. The business of the Company and the Bank is subject to the risks inherent in the establishment of a new business enterprise.
Because the Company is a development-stage company that is only recently formed and the Bank and the Company are in the process of obtaining the necessary regulatory approvals, subject to the satisfaction of certain conditions, and the Bank has not commenced banking operations as of the date of this prospectus, prospective investors do not have access to all of the information that, in assessing their proposed investment, is available to the purchasers of securities of a financial institution with a history of operations. Prior to this offering, the Company had a shareholder's deficit (negative net worth) and the predominant portion of the Company's assets were intangible.

SIGNIFICANT START-UP LOSSES EXPECTED

     As a result of the substantial start-up expenditures that must be incurred by a new bank and the time it will take to develop its deposit base and loan portfolio, it is expected that the Bank, and thus the Company, will operate at a substantial loss during the start-up of the Bank. Accordingly, neither the Company nor the Bank is expected to be profitable in the first years of operation. Cumulative losses during the first two years of operation are expected to be at least $1,000,000, but there can be no assurance that losses during these years will not exceed this amount. As a result, it is anticipated that the book value of the Common Stock will decrease accordingly. The preceding statements in this paragraph (and others in this Prospectus) are forward-looking statements that are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk. There is no assurance that the Bank will ever operate profitably. If the Company does not reach profitability and recover its accumulated operating losses, the non-recoverable portion of its investment in fixed assets and the expenses and underwriting discounts incurred in connection with this offering, investors will suffer a significant decline in the value of their shares of Common Stock.

DELAY IN COMMENCING OPERATIONS

     Although the Company and the Bank expect to receive all regulatory approvals and commence business in their Franklin and Greenwood facilities during the fourth quarter of 1997, there can be no assurance as to when, if at all, these events will occur.
Any delay in commencing operations at either location will increase pre-opening expenses and postpone realization by the Bank of potential revenues. Absent the receipt of revenues and commencement of profitable operations, the Company's accumulated deficit will continue to increase (and book value per share decrease) as operating expenses such as salaries and other administrative expenses continue to be incurred.

    GOVERNMENT REGULATION AND MONETARY POLICY, POSSIBLE ESCROW OF
PROCEEDS

    The Company has filed an application to organize and establish the Bank with the Department of Financial Institutions of the State of Indiana (the "Department"). The Company expects that the Department will act upon this application at a meeting of the members of the Department scheduled to be held on September 25, 1997. The Company expects that the Department's approval will be conditioned upon the payment by the Company to the Bank of at least

$9 million of capital from the net proceeds of the offering and satisfaction of other standard conditions. The Bank also expects to receive approval for the insurance of its deposits by the FDIC
in September, 1997.     If these approvals of the Department and
the FDIC are not granted by the time of closing of this offering, the Company and the Bank intend to close this offering into escrow. See "Possible Escrow of Proceeds."

  The Company's application under the Bank Holding Company Act of
1956, as amended (the "BHCA") to become a bank holding company for the Bank was approved by a delegate of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") on
September 17, 1997.

     The Company and the Bank will be subject to extensive state and federal government supervision, regulation and examination. Existing state and federal banking laws will subject the Bank to substantial limitations with respect to loans, purchase of securities, payment of dividends and many other aspects of its
banking business.   Recently enacted and proposed legislation may
adversely affect the banking industry or the operations of the Bank and may result in increased competition in the financial services industry. In June, 1997, broad financial reform legislation was approved by the Banking Committee of the U.S. House of Representatives. The proposed legislation includes provisions that would permit, subject to certain restrictions, bank holding companies to acquire manufacturing and other nonfinancial companies, permit nonfinancial companies to acquire banks, and
require thrift institutions to convert to bank charters.      On
September 16, 1997, the House Commerce Committee released a revised bill that differs markedly from the version of the legislation proposed by the Banking Committee. One significant difference in the bills is that the Commerce Committee bill would generally prohibit companies that own banks from engaging in commercial
activities.      The Company cannot predict whether, or in what
form, this legislation may be enacted, and if enacted, what the effect would be on the Company and the Bank. Federal economic and monetary policy, as well as policy decisions of bank regulatory authorities, may affect the Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads. See "Supervision and Regulation."

NO ASSURANCE OF DIVIDENDS

     It is anticipated that no dividends will be paid on the
Company's Common Stock for the foreseeable future.   The Company
will be largely dependent upon dividends paid by the Bank for funds to pay dividends on its Common Stock, if and when such dividends are declared. No assurance can be given that future earnings of the Bank, and resulting dividends to the Company, will be sufficient to permit the legal payment of dividends to Company shareholders at any time in the future. See "Supervision and Regulation." Even if the Company may legally declare dividends, the amount and timing of such dividends will be at the discretion of the Company's Board of Directors. The Board may in its sole discretion decide not to declare dividends. These shares should not be purchased by persons who need or desire dividend income from this investment. For a more detailed discussion of other limitations on the payment of cash dividends by the Company, see "Dividend Policy."

COMPETITION

     The Company and the Bank will face strong competition for deposits, loans and other financial services from numerous Indiana and out-of-state banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, equipment leasing companies, insurance companies, mutual funds, and other lending sources and investment alternatives. Some of the financial institutions and financial services organizations with which the Bank will compete are not subject to the same degree of regulation as the Bank. Many of the financial institutions aggressively compete for business in the Bank's proposed market areas. Many of these competitors have been in business for many years, have established customer bases, have substantially higher lending limits than the Bank, are larger and will be able to offer certain services that the Bank does not expect to provide in the foreseeable future, including home electronic banking services and international banking services. In addition, most of these entities have greater capital resources than the Bank, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could the Bank. See "Business -- Market Area" and "Business -- Competition." Additionally, recently passed federal legislation regarding interstate branching and banking and legislation affecting the cost of deposit insurance premiums may act to increase competition in the future from larger out-of-state banks and thrift institutions. See "Supervision and Regulation -- Recent Regulatory Developments."

DEPENDENCE ON MANAGEMENT

     The Company and the Bank are, and for the foreseeable future will be, dependent primarily upon the services of Steve Bechman, the President of the Company and the Bank, and Jeffrey L. Goben, Executive Vice President of the Company and the Bank. There are no employment agreements with either Mr. Bechman or Mr. Goben nor are any employment agreements with these individuals planned; however, the Company has applied for "key man" life insurance policies with respect to Mr. Bechman and Mr. Goben. If the services of either of these individuals were to become unavailable to the Company or the Bank for any reason, or if the Company or the Bank were unable to hire highly qualified and experienced personnel either to replace Mr. Bechman and Mr. Goben or any other proposed employee, or to adequately staff the anticipated growth of the Bank, the operating results of the Company and the Bank could be adversely affected. See "Business -- Employees" and "Management."

DISCRETION IN USE OF PROCEEDS

   The offering is intended to raise funds primarily to provide for the initial capitalization of the Bank. While management currently has no such plans, if opportunities arise, some of the proceeds of the offering may also be used by the Company or the Bank to finance acquisitions of other financial institutions, or of branches of other institutions, or to finance expansion into other lines of business closely related to banking. Management will retain discretion in employing most of the proceeds of the offering. See "Use of Proceeds."

LENDING RISKS AND LENDING LIMITS

     The risk of nonpayment of loans is inherent in commercial banking, and such nonpayment, if it occurs, would likely have a material adverse effect on the Company's earnings and overall financial condition as well as the value of the Common Stock. Because the Bank does not have an operating history, none of the Bank's customers will have an established credit history with the Bank. Management will attempt to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and through loan application and approval procedures, but there can be no assurance that such monitoring and procedures will reduce such lending risks. Credit losses can cause insolvency and failure of a financial institution, and in such event, its shareholders could lose their entire investment.

     The Bank's self-imposed lending limit initially will be $1,000,000 per customer relationship. Accordingly, the size of the loans which the Bank can offer to potential customers is less than the size of loans which most of the Bank's competitors are able to offer. This limit initially will affect the ability of the Bank to seek relationships with the area's larger businesses. The Bank expects to accommodate loan volumes in excess of its lending limit through the sale of participations in such loans to other banks. However, there can be no assurance that the Bank will be successful in attracting or maintaining customers seeking larger loans or that the Bank will be able to engage in participations of such loans on terms favorable to the Bank.

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
IMPACT OF INTEREST RATES

     The results of operations for financial institutions, including the Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. See "Supervision and Regulation -- General" and "-- Recent Regulatory Developments." The Bank's profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure, and there can be no assurance that such factors will not continue to narrow interest rate spreads or that the higher interest rate spreads will return. Like most banking institutions, the Bank's net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes to such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates, principally due to the fact that the Bank does not plan to match the maturities of its loans precisely with its deposits and other funding sources. As a result, an increase or decrease in rates could have a material adverse effect on the Bank's net income, capital and liquidity. While management intends to take measures to mitigate interest rate risk, there can be no assurance that such measures will be effective in minimizing the exposure to interest rate risk. See "Supervision and Regulation."

IMPACT OF ECONOMIC CONDITIONS

     Although economic conditions in the Bank's market area have been generally favorable, there can be no assurance that such conditions will continue to prevail. Substantially all the Bank's loans are expected to be to businesses and individuals in Johnson County, Indiana and any decline in the economy of this area could have an adverse impact on the Bank. The Johnson County economy is, however, widely diversified among various manufacturing, service and retail businesses, with no single employer or group of employers accounting for any substantial portion of the County's total employment. See "Business -- Market Area."

NEED FOR TECHNOLOGICAL CHANGE

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Company's future success will depend in part on its ability to address the needs of its customers
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
by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than the Bank. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers. See "Business -- Business Strategy."

ANTI-TAKEOVER PROVISIONS

     The Indiana Business Corporation Law and the Company's Articles of Incorporation and Bylaws contain certain provisions that may discourage, delay or prevent a change in control of the Company. In addition, federal law requires the approval of the Federal Reserve Board prior to acquisition of "control" of a bank holding company. As a result, these provisions could adversely affect the price of the Common Stock by, among other things, preventing a shareholder of the Company's Common Stock from realizing a premium which might be paid as a result of a change in control of the Company. See "Description of Capital Stock - Certain Anti-Takeover Provisions."

BOARD'S AUTHORITY TO ISSUE PREFERRED STOCK

     The Company's Articles of Incorporation authorize the Board of Directors, without further shareholder approval or advance notification, to issue one or more series of an authorized class of 2,000,000 preferred shares and to establish the relative rights, designations, preferences and limitations or restrictions of each series. Therefore, the Board of Directors may authorize and issue a series of preferred shares with rights and preferences that are superior to those of the common stock, and which could be used by management to create voting impediments or to deter persons seeking to effect a merger or otherwise gain control of the Company. See "Description of Capital Stock -- Preferred Stock."

SHARES AVAILABLE FOR FUTURE SALE

     Following this offering, all of the shares of the Company will be freely salable without legal restriction by shareholders who are not Directors, executive officers, or other "control persons" of the Company. The Company's Directors and executive officers, who are expected to purchase 74,500 shares in this offering, have agreed with the Underwriter not to sell any of their shares for 150 days from the date of this Prospectus, and thereafter such individuals, for so long as they remain "affiliates" of the Company (as that term is defined by Rule 144 under the Securities Act of 1933, as amended), will be subject to the volume, manner of sale, and other restrictions of Rule 144 with respect to any public sales of shares for their accounts unless they rely upon another exemption from registration under that Act. The sale, or availability for sale, of substantial amounts of the Company's common stock by its Directors and executive officers in the public market, under Rule 144 or otherwise, could, in the future, have an adverse effect on the market price of the Company's common stock. See "Shares Available for Future Sale" and "Underwriting."</R?>

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Bylaws provide for the indemnification of its officers and directors, and thereby insulate its officers and directors from liability for certain breaches of the duty of care. It is possible that the indemnification obligations imposed under these provisions could result in a charge against the Company's earnings and thereby affect the market value of the Company's stock and the availability of funds for payment of dividends to the Company's shareholders. See "Description of Capital Stock."

DETERMINATION OF OFFERING PRICE; LIMITED TRADING MARKET EXPECTED

     The initial public offering price of $10.00 per share was determined by the Company in consultation with the Underwriter. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Common Stock. Prior to the offering, there has been no public trading market for the Common Stock. The price at which these shares are being offered to the public may be greater than the market price for the Common Stock following the offering. The Underwriter has advised the Company that, upon completion of the offering, it intends to use reasonable efforts to initiate quotations of the Common Stock on the NASD OTC Bulletin Board and to act as a market maker in the Common Stock, subject to applicable laws and regulatory requirements, although the Underwriter is not obligated to do so. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Market makers on the NASD OTC Bulletin Board are not required to maintain a continuous two-sided market and are required to honor firm quotations for only a limited number of shares, and are free to withdraw firm quotations at any time. Even with a market maker, factors such as the limited size of the offering, the lack of earnings history of the Company and the absence of a reasonable expectation of dividends within the near future mean that there can be no assurance of an active and liquid market for the Common Stock developing in the foreseeable future. Even if a market develops, there can be no assurance that a market will continue, or that shareholders will be able to sell their shares at or above the price at which these shares are being offered to the public. Purchasers of Common Stock should carefully consider the limited liquidity of their investment in the shares being offered hereby.

REGULATORY RISK

     The banking industry is heavily regulated. Many of these regulations are intended to protect depositors, the public, and the deposit insurance funds administered by the FDIC, not shareholders. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. There can be no assurance that such future changes will not adversely affect the business of the Company. In addition, the burden imposed by federal and state regulations may place banks in general, and the Company specifically, at a competitive disadvantage compared to less regulated competitors. See "Supervision and Regulation."

FORWARD-LOOKING STATEMENTS

     Certain statements throughout this Prospectus regarding the Company's financial position, business strategy and plans and objectives of Company management for future operations, are forward-looking statements rather than historical or current facts. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Such statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as those disclosed under "Risk Factors," including but not limited to the Company's lack of operating history, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change, product development risks and general economic conditions. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered hereby are estimated to be at least $9,140,000 ($10,690,000 if the Underwriter's over-allotment option is exercised in full), after deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Company. Under certain circumstances the underwriting discount may be reduced by up to $60,000, which would correspondingly increase net proceeds to the Company by a like amount. See "Underwriting."

     The principal uses of the net proceeds of the offering are (a) to capitalize the Bank with the capital required by regulators for its opening, (b) to retire the mortgage debt relating to the acquisition of the Franklin main office, and (c) to retire the principal and interest of indebtedness that is owed to certain directors and executive officers of the Company for pre-offering borrowings by the Company (the "Borrowings"). The Borrowings (which at August 31, 1997 were in the aggregate amount of principal and interest of approximately $163,000) have funded the payment of approximately $56,000 of the purchase price and other costs associated with the acquisition of the Bank's Franklin main office site, $5,000 of the Bank's costs of acquiring equipment and other fixed assets, $33,000 of the Company's professional and other fees and expenses in connection with this offering, and $69,000 of other organizational and pre-opening expenses of the Company and the Bank, including professional and consulting fees and expenses and salaries and benefit expense for certain of the executive officers of the Bank (not including Mr Bechman or Mr. Goben). The Bank will assume the portion of the Borrowings that represents amounts spent by the Company to pay expenses or acquire assets properly allocable to the Bank (which is estimated to be approximately $130,000 of principal and interest at August 31, 1997), and will retire that portion of the Company's indebtedness from the funds that it receives from the Company as part of the initial capitalization. The aggregate amount of the Borrowings to be repaid at closing of this offering will be larger than the August 31, 1997 amount due to accrual of additional interest and the Company's anticipated additional Borrowings from certain of its directors and executive officers during September. From and after the date of the Bank's capitalization by the Company, all further expenses associated with the organization and pre-opening activities of the Bank, and all further payments representing the deferred or financed purchase price of Bank assets previously acquired by the Company on behalf of the Bank, will be paid directly by the Bank.

     The Company expects to apply the net proceeds of this offering in the following approximate amounts:

     Purchase of stock of Bank            $9,000,000     98.5%

     Retirement of Borrowings
     allocable to Company's
     pre-opening expenditures                 60,000                 .7%

     Payment of Company organizational
     and pre-opening expenditures             35,000       .4%

     Working capital                          45,000       .5%
                                           _________      ____
     TOTAL                                $9,140,000      100%
                                           =========      ====

  The Company expects that the Bank will apply the $9,000,000 proceeds of its sale of stock to the Company in the following approximate amounts:

     Pre-payment of mortgage on
     Franklin headquarters               $  484,000       5.4%

     Retirement of Borrowings
     allocable to Bank's pre-opening
     expenditures                           190,000       2.1%

      Working capital                      8,326,000      92.5%
                                          _________      ____

      TOTAL                               $9,000,000               100%
                                          =========      ====


     The Company and the Bank retain discretion as to the use of working capital, although at present there are no plans to use working capital for purposes other than general corporate purposes, including, in the case of the Bank, the funding of the Bank's loans and the acquisition of investment securities for the Bank's investment portfolio. Although these funds would be available to finance possible acquisitions of other financial institutions or branches or expansion into other lines of business closely related to banking, the Company has no present plans to do so. The Company has not determined how to apply the proceeds of any sale of stock upon any exercise of the underwriter's over-allotment option, but presently anticipates retaining those amounts as working capital of the Company and not contributing those amounts to the capital of the Bank.

                          POSSIBLE ESCROW OF PROCEEDS

     In the event that the approvals of the Department and the FDIC described under "Business -- Background" have not been granted as of the closing, the Underwriter and the Company intend to deposit the Common Stock and the purchase price therefor into an escrow account with Bank One, Indiana, N.A. as escrow agent ("Escrow Agent"). Upon receipt of those regulatory approvals, the Company and Underwriter will direct the Escrow Agent to distribute the purchase price, including interest earned thereon, to the Company (less the underwriting discount, including interest earned thereon, which shall be paid to the Underwriter) and the Common Stock to the Underwriter. In the event those regulatory approvals are not received by October 31, 1997, the purchase price, including interest earned thereon, shall be returned to the Underwriter as agent for prospective investors of the Common Stock ad the offering will thereupon automatically terminate.


                                DIVIDEND POLICY

   The Company initially expects that Company and Bank earnings, if any, will be retained to finance the growth of the Company and the Bank and that no cash dividends will be paid for the foreseeable future. If the Company achieves profitability and recovers its operating deficit, the Company may consider payment of dividends. However, the declaration of dividends will be at the discretion of the Board of Directors and there is no assurance that dividends will be declared at any time. If and when dividends are declared, the Company will be dependent largely upon dividends paid by the Bank for funds to pay dividends on the Common Stock.

     The ability of the Company and the Bank to pay dividends is affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. See "Supervision and Regulation." Such requirements and policies may limit the Company's ability to obtain dividends from the Bank for its cash needs, including funds for acquisitions, payment of dividends by the Company and the payment of operating expenses.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as it is projected to be immediately after the sale of the 1,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds. See "Use of Proceeds."

            Preferred Stock, no par value,
            2,000,000 shares authorized;
            no shares issued and outstanding                             --

            Common Stock, no par value,
            10,000,000 shares authorized;
            1,000,000 shares issued and
            outstanding                                  $1,000,000

            Additional paid-in capital                    8,140,000

            Retained earnings (deficit)                     (50,000)
                                                        _________

            Total shareholders' equity                   $9,090,000
                                                        =========

                                   BUSINESS

BACKGROUND

     The liberalization in recent years of Indiana's branch banking laws, together with the expansion of interstate banking, has led to substantial consolidation of the banking industry in Indiana and especially the metropolitan Indianapolis area in which the Bank will be located. In many cases, when these consolidations occurred, local boards of directors were dissolved and local management was relocated or, in some cases, terminated.

     In the opinion of the Company's management, this situation has created a favorable opportunity for a new bank with local management and directors. Management of the Company believes that such a bank can attract those customers who wish to conduct business with a locally managed institution that demonstrates an active interest in their business and personal financial affairs. The Company believes that a locally managed institution will, in many cases, be able to deliver more timely responses to customer requests, provide customized financial products and services, and offer the personal attention of the Bank's senior banking officers.

     The Company is incorporated as an Indiana general corporation and will hold all of the Bank's issued and outstanding stock and will engage in the business of a bank holding company under the federal Bank Holding Company Act of 1956, as amended ("BHCA"). The Company expects that the Department will act upon the Company's application to establish the Bank at a meeting of the members of the Department scheduled to be held on September 25, 1997. The Company expects that the Department's approval will be conditioned upon the payment by the Company to the Bank of at least $9 million of the net proceeds of this offering and satisfaction of other standard conditions. The Bank's application for FDIC deposit insurance was filed on June 17, 1997, and the FDIC's approval, which is expected in late September 1997, will be subject to certain conditions, including conditions related to capital adequacy. The Company's application under the BHCA to become a bank holding company for the Bank was approved by a delegate of the Federal Reserve Board on September 17, 1997. The Bank expects to receive the Department and FDIC approvals and to have all regulatory conditions to the opening of the Bank satisfied in the fourth quarter of 1997. There can be no assurance, however, as to the timing of such approvals or that the Bank and the Company will obtain such approvals. The Bank intends to commence business as soon as reasonably practicable upon receipt of all regulatory approvals, the satisfaction of regulatory conditions, and the completion of its Franklin facility. See "Risk Factors -- Delay in Commencing Operations" and "Risk Factors -- Government Regulation and Monetary Policy."

     Following completion of the offering and before commencement of operations, the Bank intends to complete the furnishing of its facilities, certain training of its staff and the purchase, lease and installation of equipment necessary to transact a banking business. Correspondent banking relationships and other arrangements for services will be completed as necessary. The Bank currently projects that the Bank will be prepared (subject to regulatory approvals) to open at its Franklin facility and to open its Greenwood branch facility during the fourth quarter of 1997.

     The Company will own all of the issued and outstanding stock of the Bank. Prior to the completion of the offering, the Company will have only one share of Common Stock outstanding with such share being held by Director Gordon R. Dunn. The Company's principal office will be located at 420 N. Morton Street, Franklin, Indiana 46131, and its telephone number is (317) 738-3915.

BUSINESS STRATEGY AND PLAN OF OPERATION

     The Bank intends to provide a wide range of business and consumer financial services to small to medium-sized business customers and individuals. The foundation of this strategy will be to emphasize local management and its commitment to the community. Steve Bechman, President and Chief Executive Officer of the Company, has over 21 years of banking experience in the community. From 1993 to his resignation earlier this year, he was Regional President for CBCI in Greenwood, Indiana. Jeffrey L. Goben, Executive Vice President and Chief Operating Officer of the Company, has over 24 years experience in the community. During his career he has managed branch administration, consumer banking, human resources, and marketing and community development functions. Mr. Bechman and Mr. Goben have worked together for the last 13 years in the same banking organization. K. Keith Fox and John L. Morin, Vice President -- Commercial Lending and Vice President -- Consumer Lending, respectively, also have many years of experience in the Bank's primary market area. The Company's Vice President and Chief Financial Officer, Jeffery D. Joyce, C.P.A., has five years of public accounting experience primarily focused on financial institutions with a major regional accounting firm.

     Messrs. Bechman, Goben, Fox and Morin, who prior to their resignations worked together at CBCI, are assembling a high-quality staff of local employees. The staff will be committed to providing outstanding customer service and banking products that are reasonably priced and easily understood by the customer. The Bank intends to compete aggressively for its banking business through a systematic program of direct calling on both customers and referral sources such as attorneys, accountants and other business people, many of whom the management have come to know during their professional careers.

     BUSINESS FINANCIAL SERVICES. The Bank intends to offer products and services consistent with its goal of attracting small to medium-sized business customers as well as a variety of individuals. Commercial loans will be offered on both a secured and unsecured basis and will be available for working capital purposes, the purchase of equipment and machinery, financing of accounts receivable and inventory and for the purchase of real estate, primarily owner occupied real estate. As part of its banking business, the Bank may make loans to all types of borrowers secured by first and junior mortgages on various types of real estate, including without limitation, single-family residential, multi-family residential, mixed use, commercial, developed, and undeveloped. In making such loans, the Bank will be subject to written policies, reviewed and approved at least annually by the Bank's board of directors, pursuant to federal law and regulations. Such policies address loan portfolio diversification and prudent underwriting standards, loan administration procedures, and documentation, approval and reporting requirements. In addition, Federal regulations impose supervisory loan-to-value ratios applicable to each type of loan secured by real estate.

     The Bank will generally look to a borrower's business operations as the principal source of repayment and will also seek, when appropriate, security interests in the inventory, accounts receivable or other personal property of the borrower, and personal guaranties. Although the Bank intends to be aggressive in seeking new loan growth, it intends to stress high quality in its loans.
To promote such standards, the Board of Directors of the Bank intends to establish strict lending policies, including specified lending authorities, loan review policies and lending committees. In establishing such policies, the Board of Directors will be required to conform to applicable bank regulatory requirements.
See "Supervision and Regulation." Mr. Bechman will be the Bank's senior lender and Mr. Fox, most recently a commercial lending officer of CBCI, where he was employed 8 years, will be the Bank's Vice President of Commercial Lending.

     The Bank will actively pursue business checking accounts by offering competitive rates, computerized banking, and other convenient services to many of its business customers. In some cases the Bank will require its business borrowers to maintain minimum balances. Management of the Bank also intends to establish relationship with one or more correspondent banks and other independent financial institutions to provide other services required by its customers, including loan participations where the requested loan amount exceeds the Bank's legal lending limit.

     CONSUMER FINANCIAL SERVICES. The Bank's retail banking strategy will initially focus on providing basic banking products that are reasonably priced and easily understood by the customer. The Bank will be capable of offering sophisticated electronic banking services in the future, if there is sufficient customer demand, through third-party service providers, which will allow the Bank to be at the forefront of technology while minimizing the costs of delivery. Many of the Bank's competitors, however, have substantially greater resources to invest in technological improvements, and substantially greater assets over which to spread the cost of technology which may permit them to more effectively implement new technology-driven products at a lower cost than can the Bank.

     The Bank will offer a full range of short to intermediate term personal loans to individuals for various purposes, including purchases of automobiles, mobile homes, boats and other recreational vehicles, home improvements, education and personal investments. The Bank anticipates that it will retain substantially all of such loans. The Bank intends initially to offer only adjustable rate mortgages. It does not anticipate offering long-term fixed rate mortgage products, except through an arrangement with outside providers. The Bank expects that any fixed rate residential mortgage loans it generates will be sold to third party investors, though with respect to some of such loans, the Bank may continue to service the loans for a fee.

     The Bank intends to offer other consumer lending services, including credit cards and other personal loan products on both a secured and unsecured basis. Mr. Morin, formerly Vice President of Retail Banking at CBCI, has more than 24 years of banking experience and will be the Bank's Vice President of Consumer
Lending.

     DEPOSITS AND RETAIL BANKING. The Bank plans to offer its retail customers a variety of deposit accounts. The Bank plans on taking advantage of increasing population and rising income levels in the growing areas of its primary market areas, including Franklin, Needham, Clark, Pleasant, White River, and Union Townships. Bank personnel will be trained to offer a variety of deposit options. These options are expected to include demand deposit accounts, regular savings accounts, NOW accounts, money market demand accounts and certificates of deposit. The Bank's deposit funding strategy will be to seek deposits aggressively through competitive pricing.

     MARKET RESPONSIVENESS. The management team will monitor the performance of each part of the Bank's business strategy. The strategy may change based on market conditions and acceptance of the strategy and as the executive officers evaluate new opportunities. The Bank expects to respond to changes in the marketplace by focusing attention and resources on those areas that show the greatest potential for growth. While the Bank expects to concentrate on the business strategy as described above, market forces may dictate alterations that cannot be predicted at this time.

INVESTMENTS

     The principal investment of the Company is expected to be its purchase of all of the common stock of the Bank. See "Use of Proceeds". Funds retained by the Company (including the net proceeds obtained by the Company upon any exercise by the Underwriter of its over - allotment option) may be invested at the
discretion of the Company in any lawful investment.      Current
laws and regulations that limit the types of investments by bank holding companies (see "Supervision and Regulation -- The Company -
- Investments and Activities") were proposed to be made much less restrictive by broad financial reform legislation approved by the Banking Committee of the House of Representatives in June 1997, but in September 1997 the House Commerce Committee released a revised version of the legislation that generally would maintain the current separation between banking and commerce (see "Supervision and Regulation -- Regulatory Developments").

     The Bank may invest in a wide variety of securities and may participate in the federal funds market with other depository institutions. Subject to certain exceptions, the Bank is prohibited by law from investing in equity securities. The Bank has established an investment policy, under which the President of the Bank (or, in the President's absence, the Bank's Controller) will have daily authority to make trades in accordance with the policy. The investment policy will be reviewed by the Bank's Board of Directors annually.

MARKET AREA

    Johnson County was the second fastest growing county in the State of Indiana from 1990 through 1996 based on estimates of the Indiana Business Research Center. The Bank's main office will be located on the main retail thoroughfare in Franklin, at 420 N.
Morton Street (U.S. Route 31), on property that has been purchased by the Company and is being extensively renovated. The Bank intends to open a branch office in newly-constructed leased space in Greenwood, Indiana, 11 miles north of Franklin in Johnson County and approximately 12 miles south of downtown Indianapolis, during the fourth quarter of 1997. The Bank's primary service area will be the northern two-thirds of Johnson County, which includes the six Townships of Union, Needham, Franklin, White River, Pleasant, and Clark. As of June, 1997, the unemployment rate for Johnson
County was 1.9%, compared with the statewide average of approximately 3.1%, according to Ball State University's Bureau of Business Research. Median household income for Johnson County residents in 1990 was $35,035, which was 22% higher than the statewide average of $28,797.

     Management believes this community has an expanding and diverse economic base, which includes a wide range of small to medium-sized businesses engaged in manufacturing, services, and
retail.    There are approximately 3,200 businesses in Johnson
County. In 1990, Johnson County's ten largest private employers accounted for only 6.39% of the total employment of this county, highlighting the diversity and importance of small businesses.

COMPETITION

     There are many thrifts, credit unions and bank offices located within the Bank's primary and secondary market areas. Most are branches of larger financial institutions which, in management's view, are managed with a philosophy of strong centralization. The Bank will face competition from the thrifts, credit unions and other banks as well as finance companies, insurance companies, mortgage companies, securities brokerage firms, equipment leasing companies, mutual funds, money market funds and other providers of financial services. Most of the Bank's competitors have been in business a number of years, have established customer bases, are larger and have higher lending limits than the Bank. The Bank will compete for loans principally through its ability to communicate effectively with its customers and to understand and meet their needs. Management believes that its personal service philosophy will enhance its ability to compete favorably in attracting individuals and small businesses. The Bank will actively solicit retail customers and will compete for deposits by offering customers personal attention, professional service, computerized banking and competitive interest rates.

BANK PREMISES

    In July 1997, the Company purchased a 5,700 square foot building at 420 N. Morton Street (U.S. Route 31), which is on the main retail thoroughfare in Franklin, Indiana. The building on the site, which will be used as the Bank's main office and the Company's headquarters, is being extensively renovated. Total cost of land, building, improvements and renovations is estimated to be approximately $1,075,000. Acquisition and construction debt associated with this facility will be assumed by the Bank upon its organization and retired with the proceeds of the Bank's sale of its stock to the Company.

     The Company has agreed to lease a branch facility to be constructed in Greenwood, Indiana, on State Road 135, one-half mile north of Smith Valley Road. This branch will include approximately 3,800 square feet of space. The site has access to both State Road 135 and Smith Valley Road, which are principal thoroughfares in Greenwood. Although the Bank intends to open the Greenwood branch during the fourth quarter of 1997, there is no assurance that necessary construction can be completed in time to open the Greenwood branch at the same time as the Franklin office.

DATA PROCESSING

     The Bank has executed an agreement with a core data processing service provider. The Bank expects that the service will be operational in time to permit the Bank to open during the fourth quarter of 1997.

EMPLOYEES

     Upon commencement of operations, the Bank expects to employ approximately 18 full-time employees, including its executive officers, teller staff and other support positions. Management will encourage all employees to share management's goal of high-quality customer service.


                                  MANAGEMENT

DIRECTORS AND OFFICERS

    The directors and officers of the Company as of the date hereof, and the contemplated directors and executive officers of the Bank upon completion of its organization, are as follows:




                        POSITION WITH      DIRECTOR TERM   POSITION(S)
NAME AND AGE            THE COMPANY        EXPIRES         WITH THE BANK
Steve Bechman, 46       President, Chief     1999          President, Chief
                        Executive Officer,                 Executive Officer,
                        and Director                       and Director

Jeffrey L. Goben, 45    Executive Vice       2000          Executive Vice
                        President, Chief                   President, Chief
                        Operating Officer,                 Operating Officer,
                        Secretary, and                     and Director
                        Director

K. Keith Fox, 37        Vice President       --            Vice President,
                                                           Commercial Lending

John Morin, 47          Vice President       --            Vice President,
                                                           Consumer Lending

Jeffery D. Joyce, 27    Vice President       --            Cashier and
                        and Chief                           Controller
                        Financial Officer

Sharon Acton, 50        Director             2000          Director

Gordon R. Dunn, 76      Chairman of the      1999          Chairman of the
                         Board; Director                     Board; Director

J. Michael Jarvis, 54   Director             1998          Director

John Norton, 49         Director             2000          Director

Robert Richardson, 36   Director             1998          Director

Patrick A. Sherman, 49  Director             1998          Director

James C. Stewart, 46    Director             1999          Director


     Under Federal law and regulations and subject to certain exceptions, the addition or replacement of any director, or the employment, dismissal or reassignment of a senior executive officer, of the Bank occurring within two years of the chartering of the Bank, its acquisition by the Company, or any change in control of the Bank or the Company (or at any time that the Bank is not in compliance with applicable minimum capital requirements or is otherwise in a troubled condition) is subject to prior notice to and disapproval by the FDIC.

     The Company's Bylaws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no fewer than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at nine. The Articles of Incorporation further provide that the directors shall be divided into three classes, with each class serving a staggered 3-year term and with the number of directors in each class being as nearly equal as possible. The initial terms of the three classes of directors have been established at one year, two years and three years, respectively. The subsequent terms of each class of director will be for three years.

     It is anticipated that the entire Board of Directors of the Bank will be elected annually by its shareholder, the Company. Officers of the Company and the Bank will be appointed annually by their respective Boards of Directors and perform such duties as are prescribed in the Bylaws or by the Board of Directors.

     None of the executive officers or staff is subject to any agreements with former employers that restrict their right to fully perform their duties with the Company or the Bank.

EXPERIENCE OF DIRECTORS AND OFFICERS

     The experience and backgrounds of the directors and officers, and their proposed positions with the Company, are summarized below.

Steve Bechman (President, Chief Executive Officer, Director) has been in banking in the community for over 21 years, all with Citizens Bank of Central Indiana and its predecessors and affiliates. He began his career at Bargersville State Bank, Greenwood, Indiana ("BSB") and worked his way through the branch system, commercial lending and several management positions. For a two year period starting around July 1988 he was President of BSB's affiliate, Bloomington Bank & Trust, Bloomington, Indiana ("BB&T"). In May 1992 BSB and BB&T were acquired by CNB Bancshares, Inc., which merged BSB and BB&T to form Citizens Bank of Central Indiana ("CBCI"). Mr. Bechman from 1993 until his resignation in 1997 was CBCI's Regional President in charge of 13 locations in the Johnson County area. Mr. Bechman is a member of the Board of Directors of the Indiana Bankers Association. Mr. Bechman also serves on numerous boards of community organizations, and is past president of the United Way of Johnson County, President of the Johnson County Health Foundation, and incoming President of the Franklin Chamber of Commerce.


Jeffrey L. Goben (Executive Vice President, Chief Operating Officer, Secretary, Director) has been in banking in Johnson County for the past 25 years. Mr. Goben started his career in 1972 with National Bank of Greenwood, Greenwood, Indiana (now part of National City Bank), and joined CBCI's predecessor Bargersville State Bank in July 1984 as Assistant Vice President and branch manager. When he left CBCI in May 1997, Mr. Goben was a Senior Vice President in charge of marketing and community development. Mr. Goben is also experienced in branch administration, human resources and consumer lending. Mr. Goben is active in the community, serving as Vice President and President-elect of the Greenwood Chamber of Commerce, President of the Greenwood Senior Citizens Center Board, and Past President of the Greenwood Sertoma Club.

K. Keith Fox (Vice President of Commercial Lending) has been in banking in the Johnson County community since May 1982. For most of the last 9 years he was employed by CBCI. His bank experience includes branch operations and commercial lending. Mr. Fox is an active member of the Johnson County Builders Association and in August 1997 completed his degree at the Graduate School of Banking in Madison, Wisconsin.

John Morin (Vice President of Consumer Lending) began his banking career at the National Bank of Greenwood, Johnson County, and has 24 years of banking experience, with 12 years at CBCI and 12 years at the National Bank of Greenwood (now part of National City Bank). During his career he has been a branch manager, commercial loan officer and most recently Vice President in charge of retail lending.

Jeffery D. Joyce (Vice President and Chief Financial Officer) is a Certified Public Accountant who was employed with the Indianapolis office of the public accounting firm of Crowe, Chizek and Company LLP from September 1992 to May 1997. Most of his experience with the firm was in the area of financial institution auditing and consulting. Mr. Joyce is a Deacon of the Calvary Baptist Church in Greenwood, Indiana, as well as Vice Chairman of the financial committee. He is also active in United Way of Central Indiana and Big Brothers of Johnson County.

Sharon Acton (Director) is employed by Cinergy/PSI, an electric utility, as manager of the Franklin/Greenwood District providing customer services to over 25,000 customers in the district. She is active in numerous community organizations including the Franklin Rotary and the Johnson County Historical Society. She also holds office and serves on the Boards of Directors of the Franklin Chamber of Commerce, United Way of Johnson County, Leadership Johnson County and Johnson County Health Foundation. She is a life time resident of Johnson County.

Gordon Dunn (Chairman of the Board; Director) is a retired purchasing agent for the L.S. Ayres department stores. He was employed there for 43 years. Mr. Dunn also formerly served as Chairman of the Board of CBCI, and served as a Director of CBCI and its predecessors for 22 years. He presently serves on the Boards of the Franklin United Methodist Retirement Community and the Grace United Methodist Church. He has also been active in the annual campaign for the United Way of Johnson County.

J. Michael Jarvis (Director) is President and part owner of Power Investments, Inc., an engine remanufacturer that is a division of Delco Remy International, Inc. Mr. Jarvis is also President of Production Engine Rebuild Association, which encompasses the United States, Canada, England and all of South America. Mr. Jarvis is a past president of the Franklin Chamber of Commerce and a current member of the Franklin Rotary Club.

John Norton (Director) is owner and president of Norton Farms, Inc., a grain farming operation located in Franklin, Indiana. He is a lifelong resident of the Franklin area. Mr. Norton formerly served as a Director on the Board of Ameritrust Indiana Corporation (formerly Franklin Bank & Trust) for nine years. He is on the Board of the Johnson County Historical Society, past director of Leadership Johnson County and a member of the Board of Zoning Appeals for Johnson County.

Robert Richardson (Director) since 1990 has been the majority owner and president of MegaSys, Inc., a third party logistics company located in Greenwood, Indiana. He serves on the Board of Directors for Reach for Youth social services agency. Mr. Richardson is also a member of American Society for Transportation and the Greenwood Sertoma Club.

Patrick A. Sherman (Director) is President and part owner of Sherman & Armbruster P.C., a public accounting firm located in Greenwood, Indiana. Mr. Sherman has been a Certified Public Accountant with this firm for 22 years. He is past president of the Board of Aviation Commission for the City of Greenwood and Board of Trustees of Valle Vista Hospital. He has also been the Chairman of the finance committee for Our Lady of Greenwood Catholic Church and past board member of the Greenwood Chamber of Commerce.

James C. Stewart (Director) is currently under contract as a consultant to Bauer Built Corp. to manage Jim Stewart Truck Tire Company, a firm he owned for 24 years until October 1996. Mr. Stewart's community involvement includes service as past director of the Indianapolis Business Boosters organization, member of the Indianapolis Athletic Club and Knights of Columbus. He is also a member of the Indiana Motor Truck Association.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

     In the first year of operation, a cash retainer of $300 per month is expected to be paid to non-employee directors of the Company for their services, regardless of attendance at meetings. In addition, non-employee directors will receive awards under the 1997 Stock Option Plan for Nonemployee Directors. See "1997 Stock Option Plan for Nonemployee Directors."

     The Company will commence paying salaries to Mr. Bechman (initial rate of $115,000 per year) and to all five of its executive officers as a group (aggregate initial rates of approximately $400,000) upon completion of this offering. In addition, the Company has paid aggregate salary to three of its five executive officers (not including Mr. Bechman or Mr. Goben, who have served without salary) for their services during the organizational period through the date of this Prospectus in the aggregate estimated amount of $5,750. The Bank's initial salary levels for its executive officers are based on individual years of experience and the compensation of officers in comparable positions at competitive financial institutions. Executive officers' compensation in subsequent years will be determined by the Compensation Committee, a committee of the Bank's Board of Directors comprised of a majority of outside (non-employee) directors. Officers of the Bank may also participate in any benefit plan adopted for broad participation by Bank employees, such as a planned 401(k) plan. Neither the Company nor the Bank has an employment agreement with any officer.

1997 STOCK OPTION PLAN

     The Board of Directors has adopted, and the sole shareholder of the Company has approved, the 1997 Stock Option Plan (the "Plan)". The Plan's adoption is intended to enable the key employees of the Company or any subsidiary (and non-employee consultants) to participate in any growth and profitability of the Company and encourage their continuation of service to the Company or a subsidiary to the benefit of the Company and its shareholders. Pursuant to the Plan, stock options may be granted which qualify under the Internal Revenue Code as incentive stock options or as stock options that do not qualify as incentive stock options. The Board is of the judgment that the interests of the Company and its shareholders will be advanced by implementation of this Plan. The option price will not be less than fair market value of the shares of shares of Common Stock at the time the option is granted, but in any event not less than $10 per share during the 12 months following the date of this Prospectus. The maximum number of shares of Common Stock which may be issued under Plan during its ten-year term will not exceed 75,000 shares (subject to anti-dilution adjustments). The shares will be authorized but unissued shares (including shares reacquired by the Company). In the event of a change in control (as defined in the Plan), each option then outstanding will become exercisable in full immediately prior to such change in control.

      The Stock Option Committee of the Board of Directors of the
Company has granted options under the Plan to the following officers:

                         Number of Shares
     Name of Officer     Covered by Options

     Steve Bechman             20,000
     Jeffrey L. Goben          15,000
     Keith Fox                  5,000
     John Morin                 5,000
     Jeffery D. Joyce           5,000

The options, which are intended to be incentive options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, were granted as of the date immediately preceding the date of this Prospectus. The exercise price for each option is $10 per share. Each option is immediately exercisable with respect to 20 percent of the shares covered by the option and will vest with respect to an additional 20 percent of the shares on each of the following four anniversaries of the date of this Prospectus, assuming continued employment of the optionee. The options will
expire on     September 22, 2007.

1997 STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS

     In order to increase the proprietary interest of nonemployee directors of the Company and to enhance the Company's ability to retain and attract experienced and knowledgeable directors, the Board of Directors has adopted and the sole shareholder of the Company has approved the 1997 Stock Option Plan for Nonemployee Directors (the "Nonemployee Director Plan"). Pursuant to the Nonemployee Director Plan, as of the close of business on the date preceding the date of this Prospectus, the Company has granted to each director of the Company who is not an employee of the Company or any affiliate ("Nonemployee Director") an option to purchase 4,000 shares of Common Stock of the Company at the public offering price of $10 per share. Nonemployee Directors who are first appointed or elected after the date of this Prospectus, will receive an option for a lesser number of shares, the number of which will depend on which annual meeting is the first annual meeting occurring concurrently with, or after he or she becomes a Nonemployee Director. The total number of shares of the Company's Common Stock which may be issued under the Nonemployee Director Plan will not exceed 40,000 shares (subject to anti-dilution adjustments). The shares will be authorized but unissued shares (including shares reacquired by the Company). Options granted under the Nonemployee Director Plan are immediately exercisable for 1,000 shares of Common Stock. On the date of each successive annual meeting of the Company, each option will become exercisable (assuming continued service on the Board of Directors) for an additional 1,000 shares of Common Stock, until it is exercisable in full. In the event of a "change in control" of the Company, as defined in the Nonemployee Director Plan, each option then outstanding shall become immediately exercisable in full, immediately prior to such change in control. The option exercise price for future options granted under the Nonemployee Director Plan will be the fair market value per share on the date the option is granted to the Nonemployee Director. The unexercised portion of each option automatically expires, and is no longer exercisable, on the earliest to occur of the following: (i) ten years after the option is granted, (ii) three months after the person who was granted the option ceases to be a Nonemployee Director, other than due to permanent disability, death, or for cause, (iii) one year following the death or permanent disability of the Nonemployee Director, and (iv) termination of the Nonemployee Director's service as such, for cause.

                          RELATED PARTY TRANSACTIONS

LOANS FROM ORGANIZERS AND REDEMPTION OF ORGANIZATIONAL STOCK

     Over the past several months, the organizers of the Bank have loaned funds (which at August 31, 1997 were in the aggregate amount of principal plus accrued interest) of approximately $163,000 to the Company to cover organizational expenses of the Company and the Bank and other costs. Interest is payable on the loans at the national prime rate. All of these loans will be repaid by the Company and the Bank (with interest) from the net proceeds of the offering. See "Use of Proceeds." The organizers include the members of the Board of Directors and executive officers. In addition, the Company will redeem the single share of Common Stock currently owned by its Chairman of the Board, Gordon R. Dunn, upon its organization for Mr. Dunn's $10 cost upon closing of this offering.

BANKING TRANSACTIONS

     It is anticipated that the directors and officers of the Company and the Bank and the companies with which they are associated will have banking and other transactions with the Company and the Bank in the ordinary course of business. It is the Bank's policy that any loans and commitments to lend to such affiliated persons or entities included in such transactions will be made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness, and will not involve more than normal risk or present other unfavorable features to the Company and the Bank. Applicable law and Bank policy generally require that transactions between the Company or the Bank, and any officer, director, principal shareholder, or other affiliate of the Company or the Bank will be on terms no less favorable to the Company or the Bank than could be obtained on an arm's-length basis from unaffiliated independent third parties.

INDEMNIFICATION

     The Bylaws of the Company provide for the indemnification of directors and officers of the Company, including reasonable legal fees, incurred by such directors and officers while acting for or on behalf of the Company or the Bank as a director or officer, subject to certain limitations. See "Description of Capital Stock." The scope of such indemnification otherwise permitted by Indiana law may be limited in certain circumstances by Federal law and regulations. See "Supervision and Regulation -- Regulatory Developments." The Company may purchase directors' and officers' liability insurance for directors and officers of the Company and the Bank.

                            PRINCIPAL SHAREHOLDERS

     The Company has only one share of Common Stock outstanding with such share being held by Mr. Dunn; that share will be redeemed by the Company at its cost upon closing of this offering. The following table sets forth certain information with respect to the anticipated beneficial ownership of the Company's Common Stock after the sale of shares offered hereby, by each of the current directors and executive officers of the Company and by all such directors and executive officers of the Company as a group. No person is expected to beneficially own more than five percent of the outstanding Common Stock following the offering. Pursuant to the Underwriting Agreement, the Company will direct the underwriter to offer to sell the number of shares listed below. All share numbers are provided based upon such directions from the Company and non-binding expressions of interest supplied by the persons listed below. Depending upon their individual circumstances at the time, each of such persons may purchase a greater or fewer number of shares than indicated in the following table and in fact may purchase no shares.


                        Number of shares             Percentage of
                        beneficially owned           outstanding shares
Name                    after offering(1)            after offering(4)

Sharon K. Acton            500(3)                    0.05%


Steve Bechman           25,000(2)                    2.50%


Gordon R. Dunn           6,000(3)                    0.60%


K. Keith Fox              2,500(2)                   0.25%


Jeffrey L. Goben         20,000(2)                   2.00%


J. Michael Jarvis         2,000(3)                   0.20%


Jeffery D. Joyce          1,000(2)                   0.10%


John Morin                2,500(2)                   0.25%

John Norton               4,000(3)                   0.40%


Robert L. Richardson      4,000(3)                   0.40%


Patrick A. Sherman        2,000(3)                   0.20%

James C. Stewart          5,000(3)                   0.50%


Directors and executive  74,500(2)(3)                7.45%
officers as a group
(12 persons)
______________________

(1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses and children of, or various trusts established by, the person indicated.

(2) Does not include an additional 10,000 shares that such persons have the right to acquire, in the aggregate, within 60 days of the date of this Prospectus pursuant to the Company's 1997 Employee Stock Option Plan (Mr. Bechman: 4,000 shares; Mr.
      Goben: 3,000 shares; Mr. Fox: 1,000 shares; Mr. Morin: 1,000 shares; and Mr. Joyce: 1,000 shares). Such persons also hold options under such plan to purchase an additional 40,000 shares (which will first become exercisable subject to continued service in future years) as follows:

          Mr. Bechman        16,000
          Mr. Goben          12,000
          Mr. Fox             4,000
          Mr. Morin           4,000
          Mr. Joyce           4,000

(3) Does not include 1,000 shares that such person has the right to acquire within 60 days after the date of the Prospectus pursuant to the Company's 1997 Stock Option Plan for Nonemployee Directors. Such person also holds options under such plan to purchase an additional 3,000 shares, which options will first become exercisable (subject to continued service) in future years.

(4) The percentages shown are based on the 1,000,000 shares offered hereby and assume no exercise of the Underwriter's over-allotment option.

                          SUPERVISION AND REGULATION

GENERAL

     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Federal Reserve Board, the FDIC, the Department, the Securities and Exchange Commission (the "SEC"), the Internal Revenue Service and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Bank and the public, rather than shareholders of the Bank or the Company.

     Federal law and regulations, including provisions added by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and regulations promulgated thereunder, establish supervisory standards applicable to the operation, management and lending activities of the Bank, including internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and loan-to-value ratios for loans secured by real property. The Bank intends to comply with these requirements, and in some cases may apply more restrictive standards.

     The following references to statutes and regulations are intended to summarize material effects of certain government regulation on the business of the Company and the Bank. Any change in government regulation may have a material adverse effect on the Company, the Bank and their operations.

THE COMPANY

     GENERAL. The Company's application to serve as the holding company for the Bank was approved by the Federal Reserve Bank of Chicago on September 17, 1997, pursuant to regulations promulgated under the Bank Holding Company Act of 1956, as amended ("BHCA").

When the Company becomes the sole shareholder of the Bank, the Company will be a bank holding company and, as such, will be subject to the supervision of and regulation by, the Federal Reserve Board under the BHCA. Under the BHCA, the Company will be subject to periodic examination by the Federal Reserve Board and will be required to file periodic reports of its operations and such additional information as the Federal Reserve Board may require. The Company also will be required to file periodic reports with, and otherwise comply with the rules and regulations of, the SEC under the federal securities laws.

     In accordance with Federal Reserve Board policy, the Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not do so absent such policy. In addition, in certain circumstances an Indiana state bank having impaired capital may be required by the Department of Financial Institutions either to restore the bank's capital by a special assessment upon its shareholders or to initiate the liquidation of the bank.

     INVESTMENTS AND ACTIVITIES. Under the BHCA, bank holding companies are prohibited, with certain limited exceptions, from engaging in, or acquiring, directly or indirectly, control of voting securities or assets of a company engaged in, any activity other than banking or managing or controlling banks or an activity that the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Under current Federal Reserve Board regulations, such permissible non-bank activities include such things as mortgage banking, equipment leasing, securities brokerage and consumer and commercial finance company operations. Any such acquisition will require, except in certain cases, prior written notice to the Federal Reserve Board.

     In evaluating a written notice of such an acquisition, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the notifying bank holding company and its subsidiaries, and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. The required notice period may be extended by the Federal Reserve Board under certain circumstances, including a notice for acquisition of a company engaged in activities not previously approved by regulation of the Federal Reserve Board. If such a proposed acquisition is not disapproved or subjected to conditions by the Federal Reserve Board within the applicable notice period, it is deemed approved by the Federal Reserve Board.

     In general, any direct or indirect acquisition by the Company of any voting shares of any bank which would result in the Company's direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation of the Company with another bank holding company, will require the prior written approval of the Federal Reserve Board under the BHCA. In acting on such applications, the Federal Reserve Board must consider various statutory factors, including among others, the effect of the proposed transaction on competition in the relevant geographic and product markets, each party's financial condition and managerial resources and record of performance under the Community Reinvestment Act. Since September 29, 1995, the BHCA has permitted the Federal Reserve Board under specified circumstances to approve the acquisition, by a bank holding company located in one state, of a bank or bank holding company located in another state, without regard to any prohibition contained in state law. See "Recent Regulatory Developments."

     The merger or consolidation of an existing bank subsidiary of the Company with another bank, or the acquisition by such a subsidiary of assets of another bank, or the assumption of liability by such a subsidiary to pay any deposits in another bank, will require the prior written approval of the responsible Federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the BHCA. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the BHCA and/or the Department of Financial Institutions of the State of Indiana, may be required.

     CAPITAL REQUIREMENTS. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total assets, (ii) a risk-based requirement expressed as a percentage of total risk-weighted assets, and (iii) a Tier 1 leverage requirement expressed as a percentage of total assets.
The leverage capital requirement consists of a minimum ratio of total capital to total assets of 6%, with an expressed expectation that banking organizations generally should operate above such minimum level. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others.

     The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

     The Federal Reserve Board's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets unless: (i) the bank holding company is engaged directly or indirectly in any nonbank activity involving significant leverage or (ii) the holding company has outstanding significant debt held by the general public. Nonetheless, on a pro forma basis, assuming the issuance and sale by the Company of the 1,000,000 shares of Common Stock offered hereby at $10.00 per share, the Company's leverage capital ratio, risk-based capital ratio and Tier 1 leverage ratio, in each case as calculated on a consolidated basis under the Federal Reserve Board's capital guidelines, would exceed the minimum requirements.

     The Company has committed to the Federal Reserve Bank of Chicago that it will not, without the prior written consent of the Federal Reserve Board, incur debt outside the ordinary course of business until five years has elapsed from the date that the Company has acquired the Bank.

     DIVIDENDS. The Company is a corporation separate and distinct from the Bank. Most of the Company's revenues will be received by it in the form of dividends or interest paid by the Bank. The Bank is subject to statutory restrictions on its ability to pay dividends. See "The Bank -- Dividends." The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve Board expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which could only be funded in ways that weakened the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over the Bank are possessed by the FDIC. The "prompt corrective action" provisions of FDICIA impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies.

     In addition to the restrictions on dividends imposed by the Federal Reserve Board, the laws of the State of Indiana impose certain restrictions on the declaration and payment of dividends by Indiana corporations such as the Company. See "Description of Capital Stock -- Common Stock -- Dividend Rights."

THE BANK

     GENERAL. Upon completion of its organization, the Bank will be an Indiana state-charted commercial bank, and its deposit accounts will be insured up to applicable limits by the FDIC under the Bank Insurance Fund (the "BIF"). As an FDIC-insured, Indiana-chartered bank, the Bank will be subject to the examination, supervision, reporting and enforcement requirements of the Department of Financial Institutions, as the chartering authority for Indiana banks, and the FDIC, as administrator of the BIF. These agencies and federal and state law extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts and the safety and soundness of banking practices.

     DEPOSIT INSURANCE. As an FDIC-insured institution, the Bank will be required to pay deposit insurance premium assessments to the FDIC. Pursuant to FDICIA, the FDIC adopted a risk-based assessment system under which all insured depository institutions are assigned one of nine categories (consisting of one of three capital subcategories and one of three supervisory subcategories) and assessed insurance premiums based upon their level of capital and supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     FDICIA required the FDIC to establish assessment rates at levels which would restore the BIF to a mandated reserve ratio of 1.25% of insured deposits over a period not to exceed 15 years. In November 1995, the FDIC determined that the BIF had reached the required ratio. Accordingly, the FDIC has established the schedule of BIF insurance assessments for the first semi-annual assessment period of 1997, ranging from 0% of deposits for institutions in the highest category to .27% of deposits for institutions in the lowest category.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution or its directors have engaged or are engaging in unsafe or unsound practices, or have violated any applicable law, regulation, rule, order or any condition imposed in writing by, or written agreement with, the FDIC, or if the institution is in an unsafe or unsound condition to continue operations. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

     CAPITAL REQUIREMENTS. The FDIC has established the following minimum capital standards for state-chartered, FDIC-insured non-member banks, such as the Bank: (i) a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks and a minimum ratio of Tier I capital to total assets of 4% to 5% for all others, and (ii) a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half of that total capital amount must consist of Tier 1 capital. Tier 1 capital consists principally of shareholders' equity.

     The capital requirements described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. As a condition to the regulatory approvals of the Bank's formation, the Bank will be required to have an initial capitalization sufficient to provide a ratio of Tier 1 capital to total estimated assets of at least 8% at the end of the third year of operation.

     PROMPT CORRECTIVE ACTION. FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, federal depository institution regulators are required to take certain mandatory supervisory actions, and may take certain discretionary supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. In addition, subject to a narrow exception, FDICIA generally requires the federal depository institution regulators to appoint a receiver or conservator for an institution that is critically undercapitalized.

     As mandated by FDICIA, the federal banking regulators have specified by regulation the relevant capital measures at which an insured depository institution is deem well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Pursuant to the FDIC's regulations implementing the prompt corrective action provisions of FDICIA, a bank will be deemed to be: (i) well capitalized if the bank has a total risk-based capital ratio of 10% or greater, Tier 1 risk-based capital ratio of 6% or greater and leverage ratio of 5% or greater;
(ii) adequately capitalized if the bank has a total risk-based capital ratio of 8% or greater, Tier 1 risk-based capital ratio of 4% or greater and leverage ratio of 4% or greater (3% for the most highly rated banks); (iii) undercapitalized if the bank has a total risk-based capital ratio of less than 8%, Tier 1 risk-based capital ratio of less than 4% or leverage ratio of less than 4% (less than 3% for the most highly rated banks); (iv) significantly undercapitalized if the bank has a total risk-based capital ratio of less than 6%, Tier 1 risk-based capital ratio of less than 3% or leverage ratio of less than 3%; and (v) critically undercapitalized if the bank has a ratio of tangible equity to total assets of 2% or less.

     Subject to certain exceptions, these capital ratios are generally determined on the basis of Call Reports submitted by each depository institution and the reports of examination by each institution's appropriate federal depository institution regulatory agency.

     Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan (which must include a holding company guarantee of performance); placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks requiring the holding company to divest certain subsidiaries including the institution; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver or conservator for the institution.

     In general, a depository institution may be reclassified to a lower category than is indicated by its capital position if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

     DIVIDENDS. As a state-chartered commercial bank organized under Indiana law, the Bank may declare and pay dividends to the proposed sole shareholder (the Company) of so much undivided profits as its Board of Directors deems expedient, subject to prior approval of the Department if the proposed dividend (when added to all prior dividends declared during the current calendar year) would exceed current year "net profits" and retained "net profits" for the previous two calendar years.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, payment of dividends by a bank may be prevented by the applicable federal regulatory authority if such payment is determined, by reason of the financial condition of such bank, to be an unsafe and unsound banking practice.

     INSIDER TRANSACTIONS. The Bank is subject to certain restrictions imposed by the Federal Reserve Act ("FRA") on any extensions of credit to the Company or its subsidiaries, on investments in the stock or other securities of the Company or its subsidiaries, and the acceptance of the stock or other securities of the Company or its subsidiaries as collateral for loans. These restrictions limit the aggregate amount of transactions with any individual affiliate to 10% of the Bank's capital and surplus, limit the aggregate amount of transactions with all affiliates to 20% of the Bank's capital and surplus, require that loans and certain other extensions of credit be secured by collateral in certain specified amounts and types, generally prohibit the purchase of low quality assets from affiliates and generally require that certain transactions with affiliates, including loans and asset purchases, be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the Bank as those prevailing at the time for comparable transactions with nonaffiliated individuals or entities.

     Also, the FRA prescribes certain limitations and reporting requirements on extensions of credit by the Bank to its directors and executive officers, to directors and executive officers of the Company and its subsidiaries, to principal shareholders of the Company and its subsidiaries, to principal shareholders of the Company and to "related interests" of such directors, officers and principal shareholders. Among other things, the FRA, and the regulations thereunder, require such loans to be made on substantially the same terms as those offered to unaffiliated individuals, place limits on the amount of loans the Bank may extend to such individuals and require certain approval procedures to be followed. In addition, such legislation and regulations may affect the terms upon which any person becoming a director or officer of the Company or one of its subsidiaries or a principal shareholder of the Company may obtain credit from banks with which the Bank maintains a correspondent relationship.

     SAFETY AND SOUNDNESS STANDARDS. On July 10, 1995, the FDIC, the Office of Thrift Supervision, the Federal Reserve Board and the Office of the Comptroller of the Currency published final guidelines implementing the FDICIA requirement that the federal banking agencies establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines, which took effect on August 9, 1995, establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits, and specifically prohibit, as an unsafe and unsound practice, excessive compensation that could lead to a material loss to an institution. The federal banking agencies also adopted asset quality and earnings standards that were added to the safety and soundness guidelines effective October 1, 1996. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action.

     STATE BANK ACTIVITIES. Under FDICIA, as implemented by final regulations adopted by the FDIC, FDIC-insured state banks are prohibited, subject to certain exceptions, from directly or indirectly acquiring or retaining any equity investments of a type, or in an amount, that are not permissible for a national bank. FDICIA, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC in accordance with FDICIA. These restrictions are not currently expected to have a material impact on the operations of the Bank.

     CONSUMER BANKING. The Bank's business will include making a variety of types of loans to individuals. In making these loans, the Bank will be subject to state usury and regulatory laws and to various federal statutes, such as the Equal Credit Opportunity Act, Fair Credit Reporting Act, Truth in Lending Act, Real Estate Settlement Procedures Act and Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs and regulate the mortgage loan servicing activities of the Bank, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. The Riegle Act imposed new escrow requirements on depository and non-depository mortgage lenders and servicers under the National Flood Insurance Program. See "Recent Regulatory Developments." In receiving deposits, the Bank will be subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act and the Federal Deposit Insurance Act. Violation of these laws could result in the imposition of significant damages and fines upon the Bank, its directors and officers.

REGULATORY DEVELOPMENTS

     The Deposit Insurance Funds Act of 1996 (the "DIFA"), which was part of the omnibus appropriations bill for fiscal year 1997, addresses the problem of the undercapitalized Savings Association Insurance Fund (the "SAIF"). As required under the DIFA, the FDIC imposed a one-time special assessment on savings associations to bring the SAIF up to a mandated reserve ratio of 1.25% of insured deposits.

     In addition, beginning on January 1, 1997, banks and thrifts are required to share in the payment of the Financing Corporation (the "FICO") bonds. The FICO bonds were issued pursuant to the Competitive Equality Banking Act of 1987 to recapitalize the Federal Savings and Loan Insurance Corporation. Prior to the enactment of the DIFA, savings associations alone paid assessments on the FICO bonds.

     In 1994, the Congress enacted two major pieces of banking legislation, the Riegle Community Direction Act (the "Riegle Act") and the Riegle-Neal Interstate Banking and Branching Efficiency Act (the "Riegle-Neal Act"). The Riegle Act addressed such varied issues as the promotion of economic revitalization of defined urban and rural "qualified distressed communities" through special purpose "Community Development Financial Institutions," the expansion of consumer protection with respect to certain loans secured by a consumer's home and reverse mortgages and reductions in compliance burdens regarding Currency Transaction Reports, in addition to reform of the National Flood Insurance Program, the promotion of a secondary market for small business loans and leases and mandating specific changes to reduce regulatory impositions on depository institutions and holding companies.

     The Riegle-Neal Act substantially changed the geographic constraints applicable to the banking industry. Effective September 29, 1995, the Riegle-Neal Act allows bank holding companies to acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depository institution affiliates. Effective June 1, 1997 (or earlier if expressly authorized by applicable state law), the Riegle-Neal Act allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allowed individual states to "opt-out" of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997.

     Effective March 14, 1996, Indiana "opted in" to the interstate branching provisions of the Riegle-Neal Act. The Indiana legislation authorizes, subject to certain approval and other requirements, Indiana-chartered banks to establish branches in states other than Indiana and out-of-state banks to establish branches in Indiana. Indiana and out-of-state banks are authorized to establish branches either by acquisition or de novo.

     FDIC regulations, which became effective April 1, 1996, impose certain limitations (and in certain cases, prohibitions) on (i) "golden parachute" severance payments by troubled depository institutions, their subsidiaries and affiliated holding companies to institution-affiliated parties (primarily directors, officers, employees or principal shareholders of the institution), and (ii) indemnification payments by a depository institution, their subsidiaries and affiliated holding companies, regardless of financial condition, to institution-affiliated parties. The FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by the Company or the Bank to their respective directors or officers otherwise
permitted under Indiana state law.   See "Description of Capital
Stock."

     In June, 1997, broad financial reform legislation was approved by the Banking Committee of the U.S. House of Representative.
The legislation proposed by the Banking Committee included provisions that would permit, subject to certain restrictions, bank holding companies to acquire manufacturing and other nonfinancial companies, permit nonfinancial companies to acquire banks, and require thrift institutions to convert to bank charters. In September, 1997, however, the House Commerce Committee released a revised version of the legislation that differs markedly from the Banking Committee proposal. As revised, the legislation generally would maintain the current separation between banking and commerce.
      The Company cannot predict whether, or in what form, this legislation may be enacted, and if enacted, what the effect would be on the Company and the Bank.


                         DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, no par value, of which only one share was issued and outstanding as of the date of this Prospectus and 2,000,000 shares of Preferred Stock, no par value, of which no shares are issued and outstanding. At the conclusion of the offering, 1,000,000 shares of Common Stock will be issued and outstanding, assuming no exercise by the Underwriter of its over-allotment option. The Board of Directors has the power to determine the relative rights of and restrictions on any series of Preferred Stock that it may authorize in the future and may provide terms upon which preferred stock may be converted into shares of any other class of stock, and may issue and sell such Preferred Stock without prior shareholder approval. The Company has reserved 115,000 shares of Common Stock that may be issued under the Company's stock option plans. The remaining authorized but unissued shares of Common Stock may be issued upon authorization by the Board of Directors without prior shareholder approval.

COMMON STOCK

     VOTING RIGHTS. Each share of the Company's Common Stock entitles the holder thereof to one vote on all matters on which the holders of shares of the Company's Common Stock are entitled to vote. Except for (a) supermajority votes required to approve certain business combinations and certain other matters (see
"Description of Capital Stock -- Certain Provisions of Indiana Law and the Company's Articles of Incorporation and Bylaws"), and (b) certain corporate actions that must be approved by a majority of the outstanding votes of the relevant voting group under the Indiana Business Corporation Law (the "IBCL"), the affirmative vote of the holders of the majority of the votes cast at a meeting at which a quorum is present is sufficient to approve matters submitted for shareholder approval, except that directors are elected by a plurality of the votes cast. Shareholders do not have cumulative voting rights for the election of directors. Directors may be removed, with or without cause, only by the vote of 80% of the shares entitled to vote at an election of directors.

     DIVIDEND RIGHTS. Subject to any preferential dividend rights of a series of shares of preferred stock, the holders of Common Stock are entitled to receive dividends as and when declared by the Board of Directors from funds legally available for their payment. Although the Company does not currently anticipate paying dividends in the foreseeable future, holders of shares of Common Stock would be entitled to share ratably in dividends, if any, that may be declared on the Common Stock by the Board of Directors.

     LIQUIDATION RIGHTS. Upon any liquidation, dissolution, or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in the assets legally available for distribution to the holders of Common Stock after satisfaction in full of any liquidation preference to which holders of Preferred Stock, if any, may then be entitled.

     OTHER MATTERS. The holders of shares of the Common Stock have no preemptive or redemption rights or any preferred right to purchase or subscribe for any authorized but unissued capital stock or any securities of the Company convertible into Common Stock.
The outstanding shares are, and the shares offered hereby will be when issued, fully paid and nonassessable. The shares of Common Stock are not redeemable at the option of the Company or holders thereof.

     Heartland Bancshares, Inc., serves as the registrar and transfer agent for its own Common Stock.

PREFERRED STOCK

     The Company's Articles of Incorporation authorize the Board of Directors, without further shareholder approval, to establish the relative rights, designations, preferences, and limitations or restrictions on the shares of Preferred Stock prior to the issuance thereof, including, without limitation, dividend rights, conversion rights, voting rights, liquidation preferences, redemption rights, division into series, sinking fund provisions, and similar matters. Thus, the Board of Directors may authorize and issue a series of Preferred Stock with rights and preferences that are superior to those of the Common Stock, the issuance of which could adversely affect the voting power of the holders of Common Stock.

     The availability of Preferred Stock with unspecified voting rights and possibly other rights, such as a required approval of mergers or other extraordinary corporate transactions, could be used by management to create voting impediments or to deter persons seeking to effect a merger or otherwise to gain control of the Company. Preferred Stock may also be issued at sometime in the future in connection with acquisitions by the Company of additional companies or businesses. The Company has no present plans to issue any series of Preferred Stock.

INDIANA LAW

     Under the IBCL, several provisions could affect the acquisition of the shares of or control over the Company. The IBCL contains a Control Share Acquisition Chapter that may have the effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. The Control Share Acquisition Chapter provides that, unless otherwise provided in a corporation's articles of incorporation or by-laws, shares acquired in certain acquisitions of the corporation's stock (which take the acquiror over the successive thresholds of 20%, 33% and 50% of the corporation's stock) will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. An Indiana corporation is subject to the Control Share Acquisition Chapter if it has 100 or more shareholders and its principal place of business is in Indiana. An Indiana corporation otherwise subject to the Control Share Acquisition Chapter may elect not to be governed by the statute by so providing in its articles of incorporation or by-laws. The Company has not made such an election and, therefore, the Company will be subject to the statute when and if it has 100 or more shareholders.

     In addition to the Control Share Acquisition Chapter, the IBCL contains a Business Combination Chapter. The Business Combinations Chapter provides that, unless a company elects not to be governed by that chapter, certain Indiana corporations and a 10% or greater shareholder may not engage in certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits for five years following the date on which the shareholder obtained a 10% or greater ownership interest, unless the acquisition has been approved in advance of that date by the Board of Directors. In addition, if prior approval is not obtained, the Company and such shareholder may not consummate a business combination unless a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the Business Combinations Chapter. The Articles of Incorporation of the Company provide that the Business Combinations Chapter shall not apply to the Company. The Company could subsequently elect to be covered by the Business Combination Chapter, however, but such an election would remain ineffective for 18 months and would not apply to a combination with a shareholder who acquired a 10% or greater ownership position prior to the effective date of the election.
The Company's Restated Articles of Incorporation contain provisions governing approval of certain business combinations. See "Description of Capital Stock -- Articles of Incorporation and Bylaws."

     The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, the communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the IBCL, directors are not required to approve a proposed business combination or other corporation action if the directors determine in good faith, after considering and weighing as they deem appropriate the effects of such action on the corporation's constituents, that such approval is not in the best interest of the corporation. The IBCL specifies that, in making these determinations, directors are not required to consider the effects of a proposed corporate action on any particular corporate constituent group or interest (including the amounts that might be paid to shareholders) as a dominant or controlling factor. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control are inconsistent with the proper application of the applicable provisions of the IBCL.

     In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

     Because of the foregoing provisions of the IBCL, the Board will have flexibility in responding to unsolicited proposals to acquire the Company, and, accordingly, it may be more difficult for an acquiror to gain control of the Company in a transaction not approved by the Board.

     The IBCL also imposes restrictions in connection with shareholder derivative proceedings. The IBCL provides that if a shareholder of the corporation files a derivative complaint, the corporation's board of directors may establish a committee of disinterested directors or other disinterested persons to investigate the complaint. The IBCL authorizes a stay of any court proceedings on the complaint until the investigation of such committee is completed. If the committee determines that pursuit of the claim through the derivative proceeding would not be in the best interests of the corporation, then the committee can terminate the derivative proceeding. The conclusion of the committee is determinative unless the shareholder who filed the complaint can demonstrate that the committee was not disinterested or did not act in good faith.

ARTICLES OF INCORPORATION AND BYLAWS

     REMOVAL OF DIRECTORS. The Articles of Incorporation provide that a director may be removed from office with or without cause prior to the expiration of his or her term only upon the affirmative vote of the holders of at least 80% of the outstanding shares of stock of the Company entitled to vote for the election of directors at any meeting called for that purpose. The Articles do not provide for the removal of a director by the remaining directors.

     CERTAIN BUSINESS COMBINATIONS. The Articles of Incorporation of the Company include a provision imposing certain supermajority vote and minimum price requirements on any "Business Combination" with a "Related Person" unless the combination has been approved by the vote of two-thirds of certain members of the Board of Directors of the Company who are not associated with the Related Person.

     This provision defines "Business Combination" very broadly to include, subject to certain conditions, (i) any merger or consolidation of the Company or any of its subsidiaries into or with a Related Person, its affiliates or associates; (ii) any sale, exchange, lease, transfer or other disposition by the Company or any of its subsidiaries of all or any substantial part of its or their assets or businesses to or with a Related Person, its affiliates or associates; (iii) the purchase, exchange, lease or acquisition by the Company or any of its subsidiaries of all or any substantial part of the assets or business of a Related Person, its affiliates or associates; (iv) any reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate amount of the Company's Common Stock (or other voting capital security) beneficially owned by a Related Person; (v) any partial or complete liquidation, spinoff or splitup of the Company or any of its subsidiaries; and (vi) the acquisition by a Related Person of beneficial ownership upon issuance of Common Stock (or other voting capital shares) of the Company or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares.

     "Related Person" also is defined broadly to mean (i) any person (which includes any individual, corporation or entity other than the Company or its subsidiaries) who beneficially owns ten percent or more of the Company Common Stock (or other voting capital security) (a "Ten Percent Shareholder"); (ii) any person who within the preceding two-year period has been a Ten Percent Shareholder and who directly or indirectly controls, is controlled by, or is under common control with the Company; or (iii) any person who has received, other than pursuant to or in a series of transactions involving a public offering within the meaning of the 1933 Act, the Company Common Stock (or other voting capital security) that has been owned by a Related Person within the preceding two-year period.

     In the absence of approval by the Company Directors who are not associated with the Related Person or, in the alternative, the agreement by the Related Person to pay all other shareholders a certain minimum price for their shares, a Business Combination with a Related Person would require the approval of 80% of the outstanding voting stock plus the approval of a majority of the outstanding shares that are not controlled by the Related Person. In general terms, the restrictions apply to mergers or consolidations of the Company of any subsidiary with any Related Person, transfers or encumbrances of all or substantially all of the assets of the Company to a Related Person, the adoption of any plan of liquidation proposed by a Related Person or any transaction which would have the effect, directly or indirectly, of increasing the proportionate share of any class of equity securities of the Company of any shareholder (including affiliates and associates) who is the beneficial owner of more than 10% of the voting power of the then outstanding shares entitled to vote generally in the election of Directors of the Company. Absent the provision regulating Business Combinations, mergers, consolidations, and sales of all or substantially all assets would require only the approval of a majority of the Board of Directors and (subject to the rights of any Preferred Stock issued in the future) the affirmative vote of a majority of the total number of outstanding shares of the Company entitled to vote on the matter.

     The percentage of the shares required to approve a Business Combination by a Related Person may be reduced from 80% to two-thirds if certain price and other requirements are met. The shareholder voting requirements do not apply, however, if the directors of the Company other than directors who are Related Persons or Affiliates of Related Persons vote by a two-thirds vote to approve the Business Combination.

     This provision may tend to discourage or render it more difficult for a person to acquire control of the Company, even if such a transaction might generally be favorable to the interests of shareholders. This provision may also tend to perpetuate present management in that if a certain number of Directors do not approve a proposed Business Combination it may be more difficult to obtain the 80% shareholder approval requirement. In addition, this provision may give Directors and minority shareholders veto power over a Business Combination which a majority of the shareholders may believe is desirable.

     AMENDMENT, CHANGE, OR REPEAL OF CERTAIN ARTICLES. The Articles provide that any amendment, change, or repeal of the provisions of the Articles of Incorporation relating to Business Combinations, the removal of Directors, or amendment of the Articles must receive the approval of (a) at least 80% of the outstanding voting power, and (b) in the case of an amendment, change, or repeal of any of the above-stated provisions proposed by or on behalf of a Related Person, the approval by a majority of the shares not controlled by the Related Person. However, in the event that an amendment, change, or repeal of those provisions is approved by two-thirds of the Board of Directors, and, if the amendment is proposed by or on behalf of a Related Person, by the favorable vote of two-thirds of certain Directors who are not associated with the Related Person, the affirmative vote of a majority of the outstanding voting power would be sufficient to approve any such amendment, change, or repeal.

     CLASSIFIED BOARD. The Articles of Incorporation permit the Bylaws to provide for the staggering of the terms of the members of the Board of Directors to the full extent permitted by the IBCL. The Bylaws provide for the Board of Directors to be divided into three equal (or as nearly equal as possible) classes with only one class of Directors being elected at any annual meeting. As a result, approximately one-third of the Board of Directors is elected each year. In addition, the Bylaws provide that any vacancy shall be filled by a majority vote of the remaining Directors. Any Director elected to fill such vacancy shall hold office for the expired term of the class of which he is a member. These provisions effectively prevent the shareholders of the Company from changing a majority of the Directors at any single election of Directors.

     REDEMPTION OF SHARES ACQUIRED IN CONTROL SHARE ACQUISITIONS. The Bylaws of the Company empower the Company to redeem shares that are acquired in excess of the percentage-of-ownership thresholds specified by the Control Share Acquisition Chapter of the IBCL in the event that the disclosure statement required by the Control Share Acquisition Chapter is not delivered or the acquired shares are not accorded full voting rights by the shareholders. For information concerning the Control Share Acquisition Chapter, see "Description of Capital Stock - Indiana Law." The redemption price is specified to be the fair market value per share of the shares to be redeemed immediately prior to the first public announcement of the intent or plan of the acquiring person to make a control share acquisition.

     DISCLOSURE PROCEDURE. The Bylaws provide, in accordance with the IBCL, that the President may, in his or her discretion from time to time, require a record shareholder to disclose to the Company whether or not such shareholder holds shares of record for the account of another person or persons who is or are the beneficial owner(s) of such shares and, if so, the name(s) of such beneficial owner(s). This disclosure procedure provides that if the shareholder shall, without legal justification, fail to disclose the information requested within ten (10) days of being requested to do so, then the Company may, in the discretion of its President, (a) prohibit the voting of any or all shares held by such record shareholder at the next meeting of the shareholders;
(b) for so long as the failure to disclose continues, withhold dividends with respect to such record shareholder's shares; (c) acquire any or all of the shareholder's shares at a price determined by market prices or market quotations of the shares (or at a price determined by the Board of Directors in good faith to represent the fair market value of such shares in the event that there is no market for the shares) by mailing to such shareholder a notice of acquisition; or (d) deny voting rights, withhold dividends, and acquire shares, or exercise such rights in any combination.

     NOMINATION PROCEDURE. The Bylaws of the Company limit eligibility for election to the Board of Directors at any meeting of shareholders at which one or more Directors are to be elected to
(a) those persons named in (or replacements thereof named in accordance with) the proxy or information statement prepared on behalf of the Board of Directors of the Company and distributed to shareholders in accordance with the proxy rules of the Securities and Exchange Commission (the "SEC Proxy Rules") and (b) other persons nominated from the floor of such shareholders meeting by a shareholder, but only if (i) the names of the particular person or persons who are proposed to be nominated are disclosed to the Secretary of the Company by the nominating shareholder not later than ten (10) business days prior to the shareholder meeting at which such nomination is to be made and (ii) any "solicitation" of "proxies" by such shareholder (or other persons) on behalf of such other nominee(s) has been conducted in accordance with the SEC Proxy Rules, if applicable.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company presently has one share of Common Stock outstanding. That share is held by a member of the Board of Directors and it will be redeemed at its original cost after completion of the offering. Upon completion of the offering, the Company expects to have 1,000,000 shares of its Common Stock outstanding (plus any shares issued and sold upon exercise by the Underwriter of the over-allotment option). The 1,000,000 shares of the Company's Common Stock sold in the offering (plus any additional shares sold upon the Underwriter's exercise of its over-allotment option) have been registered with the Securities and

Exchange Commission ("SEC") under the Securities Act of 1933 (the "Securities Act") and may generally be resold without registration under the Securities Act unless they were acquired by directors, executive officers or other affiliates of the Company (collectively, "Affiliates"). Affiliates of the Company may generally only sell shares of the Common Stock pursuant to Rule 144 under the Securities Act without registration.

     In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) of the Company may sell shares of Common Stock within any three-month period in an amount limited to the greater of 1% of the outstanding shares of the Company's Common Stock or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, holding periods for restricted shares, notice requirements and the availability of current public information about the Company.

     The Company and the directors and officers of the Company and the Bank (who are expected to hold an aggregate of approximately 74,500 shares after the offering), have agreed, or will agree, that they will not issue, offer for sale, sell, transfer, grant options to purchase or otherwise dispose of any shares of Common Stock without the prior written consent of the Underwriter for a period of 150 days from the date of this Prospectus, except that (i) they may sell shares to the Company in payment of part or all of the purchase price of shares purchased under the Stock Option Plan, and
(ii) the directors and officers may give Common Stock owned by them to others who have agreed in writing to be bound by the same agreement.

     Prior to the offering, there has been no public trading market for the Common Stock, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the Common Stock after completion of the offering. Nevertheless, sales of substantial amounts of Common Stock in the public market could have an adverse effect on prevailing market prices.

                                 UNDERWRITING

     The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company 1,000,000 shares of the Company's Common Stock. The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to certain conditions and provides for the Company's payment of certain expenses incurred in connection with the review of the underwriting arrangements for the offering by the National Association of Securities Dealers, Inc. (the "NASD"). The Underwriter is obligated to purchase all 1,000,000 of the shares of Common Stock offered hereby, excluding shares covered by the over-allotment option granted to the Underwriter, if any are purchased.

     If the Underwriting Agreement is terminated, except in certain limited cases, the Underwriting Agreement provides that the Company will reimburse the Underwriter for all accountable out-of-pocket expenses, including Underwriter's counsel's fees and any Blue Sky costs, incurred by it in connection with the proposed purchase and sale of the Common Stock, up to $30,000 (in addition to $10,000 already advanced by the Company to cover expenses). Such expenses and advances will be credited by the Underwriter against the underwriting discount otherwise payable to the Underwriter upon any purchase by it of Common Shares.

     The Company and the Underwriter have agreed that the Underwriter will purchase the 1,000,000 shares of Common Stock offered hereunder at a price to the public of $10.00 per share less underwriting discounts and commissions of $0.70 per share.
However, underwriting discounts or commissions will be incurred by the Company in the amount of $0.40 per share with respect to the first 200,000 shares sold to members of the Board of Directors of the Company, their immediate families or certain other designated individuals. The Underwriter proposes to offer the Common Stock to selected dealers who are members of the NASD, at a price of $10 per share less a concession not in excess of $_______ per share. The Underwriter may allow, and such dealers may re-allow, concessions not in excess of $______ per share to certain other brokers and dealers.

     The Underwriter has informed the Company that the Underwriter does not intend to make sales to any accounts over which it exercises discretionary authority.

     The Company has granted the Underwriter an option, exercisable within 30 days after the date of this offering, to purchase up to an additional 150,000 shares of Common Stock from the Company to cover over-allotments, if any, at the same price per share as is to be paid by the Underwriter for the other shares offered hereby. If the over-allotment option is exercised in full, the Underwriter has agreed to credit $25,000 of its accountable expenses in connection with the offering that are otherwise reimbursable to the Underwriter by the Company against the aggregate discount on the over-allotment shares. The Underwriter may purchase such shares only to cover over-allotments, if any, in connection with the offering.

     The Underwriting Agreement contains indemnity provisions between the Underwriter and the Company and the controlling persons thereof against certain liabilities, including liabilities arising under the Securities Act. The Company is generally obligated to indemnify the Underwriter and its controlling persons in connection with losses or claims arising out of any untrue statement of a material fact contained in this Prospectus or in related documents filed with the Commission or with any state securities administrator, or any omission of certain material facts from such documents.

     There has been no public trading market for the Common Stock. The price at which the shares are being offered to the public was determined by negotiations between the Company and the Underwriter. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Common Stock. Several factors were considered in determining the initial offering price of the Common Stock, among them the size of the offering, the desire that the security being offered be attractive to individuals and the Underwriter's experience in dealing with initial public offerings for financial institutions.


                               LEGAL PROCEEDINGS

     Neither the Bank nor the Company is a party to any pending legal proceedings or aware of any threatened legal proceedings where the Company or the Bank may be exposed to any material loss.


                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Leagre Chandler & Millard, Indianapolis, Indiana. Krieg DeVault Alexander & Capehart, Indianapolis, Indiana, is acting as counsel for the Underwriter in connection with certain legal matters relating to the shares of Common Stock offered hereby.


                                    EXPERTS

     The financial statements of the Company included in this Prospectus have been audited by Crowe, Chizek and Company, LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements and their report have been included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission ("SEC") a Form SB-2 Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the Rules and Regulations of the SEC. For further information pertaining to the shares of Common Stock offered hereby and to the Company, reference is made to the Registration Statement, including the Exhibits filed as a part thereof, copies of which can be inspected at and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Room 1400, 75 Park Place, New York New York 10007. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The information is also available on the World Wide Web site maintained by the SEC. The address of the site is http://www.sec.gov.

                          HEARTLAND BANCSHARES, INC.
                               Franklin, Indiana

                             FINANCIAL STATEMENTS
                                 June 30, 1997






                                   CONTENTS




REPORT OF INDEPENDENT AUDITORS. . . . . . . . . . . . . . . . . . . . . . F-2


FINANCIAL STATEMENTS
      BALANCE SHEET . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3
      STATEMENT OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . F-4
      STATEMENT OF CHANGES IN SHAREHOLDER'S DEFICIT . . . . . . . . . . . F-5
      STATEMENT OF CASH FLOWS . . . . . . . . . . . . . . . . . . . . . . F-6
      NOTES TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . F-7

REPORT OF INDEPENDENT AUDITORS



Board of Directors
Heartland Bancshares, Inc.
Franklin, Indiana


We have audited the accompanying balance sheet of Heartland Bancshares, Inc. (a company in the development stage) as of June 30, 1997 and the related statements of operations, changes in shareholder's deficit and cash flows for the period from May 27, 1997 (date of inception) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heartland Bancshares, Inc. (a company in the development stage) as of June 30, 1997, and the results of its operations and its cash flows for the period from May 27, 1997 (date of inception) to June 30, 1997 in conformity with generally accepted accounting principles.



                              /s/ Crowe, Chizek and Company LLP
                              Crowe, Chizek and Company LLP


Indianapolis, Indiana
July 25, 1997, except for
Note 2 as to which the
date is August 31, 1997.

                          HEARTLAND BANCSHARES, INC.
                     (A Company in the Development Stage)
                                 BALANCE SHEET
                                 June 30, 1997



ASSETS
Cash                                              $     10,214
Premises and equipment                                  13,210
Organization costs                                      46,171
Deferred offering costs                                 29,500
                                                        ______

                                                  $     99,095
                                                        ======

LIABILITIES AND SHAREHOLDER'S DEFICIT

Liabilities
     Accounts payable                             $     81,684
     Related party notes payable (Note 2)               25,490
          Total liabilities                            107,174

Shareholder's deficit
  Common stock - no par value; 10,000 shares
       authorized; one share issued and
         outstanding                                        10
     Deficit accumulated during the development
          stage                                         (8,089)
                                                         _____
          Total shareholder's deficit                   (8,079)

                                                  $     99,095
                                                        ======

                          HEARTLAND BANCSHARES, INC.
                     (A Company in the Development Stage)

                            STATEMENT OF OPERATIONS
             For the period from May 27, 1997 (date of inception)
                               to June 30, 1997




Operating expenses
     Interest expense                             $     385
     Salaries and employee benefits                   6,391
     Other                                            1,313
                                                      _____
          Total operating expenses                    8,089


Loss before income taxes                             (8,089)

Provision for income taxes (Note 3)                       -
                                                      _____


Net loss                                       $     (8,089)
                                                      =====

                          HEARTLAND BANCSHARES, INC.
                     (A Company in the Development Stage)

                 STATEMENT OF CHANGES IN SHAREHOLDER'S DEFICIT
             For the period from May 27, 1997 (date of inception)
                               to June 30, 1997



                                                   Deficit
                                                 Accumulated
                                                 During the
                                       Common     Development
                                        Stock       Stage        Total

Balance at inception (May 27, 1997)  $     -     $     -     $     -
Issuance of common stock                  10           -          10
Net loss                                   -      (8,089)     (8,089)
                                       ______      _____       _____

Balance at June 30, 1997             $    10     $(8,089)     $(8,079)
                                       ======      =====        =====
/TABLE

                          HEARTLAND BANCSHARES, INC.
                     (A Company in the Development Stage)

                            STATEMENT OF CASH FLOWS
             For the period from May 27, 1997 (date of inception)
                               to June 30, 1997




Cash flows from operating activities
     Net loss                                      $     (8,089)
     Adjustments to reconcile net loss to
       net cash from operating activities
          Increase in accounts payable                   81,684
                                                         ______
               Net cash from operating activities        73,595

Cash flows from investing activities
     Purchase of fixed assets                           (13,210)
     Organizational costs                               (46,171)
                                                         ______
          Net cash from investing activities            (59,381)

Cash flows from financing activities
     Proceeds from related party notes payable          25,490
     Deferred offering costs                           (29,500)
     Sale of common stock                                   10
                                                        ______
          Net cash from financing activities            (4,000)
                                                        ______
Net increase in cash                                    10,214

Cash at beginning of period                                  -
                                                        _______

Cash at end of period                             $     10,214
                                                        ======

                          HEARTLAND BANCSHARES, INC.
                     (A Company in the Development Stage)
                         NOTES TO FINANCIAL STATEMENTS
                                 June 30, 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization: Heartland Bancshares, Inc. (the "Company") was incorporated on May 27, 1997 to form a new bank, Heartland Community Bank (the "Bank") to be located in Franklin, Indiana. The Company intends to raise a minimum of $9,000,000 in equity capital through the sale of 1,000,000 shares of the Company's common stock at $10 per share, net of underwriting discounts and offering costs. Proceeds from the offering will be used to capitalize the Bank and provide working capital.

Nature of Business: The Bank intends to generate commercial, mortgage and installment loans and receive deposits from customers located in Johnson and contiguous counties in Indiana.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statement disclosures provided. These estimates and assumptions may change in the future and future results could differ.

Organization Costs: Organization costs represent incorporation and legal costs and other costs relating to the establishment of the Company. These costs will be amortized over a 60-month period after the commencement of operations.

Deferred Offering Costs: Deferred offering costs include legal, consulting and accounting costs incurred in connection with the registration of the Company's common stock. Those costs will be charged against the stock proceeds or, if the offering is not successful, charged to expense at that time.

Office Equipment: Office equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight line method based on the estimated useful lives of the assets. Maintenance and repairs are expensed and major improvements are capitalized.

NOTE 2 - NOTES PAYABLE TO RELATED PARTIES

Demand notes payable, including accrued interest, in the amount of $25,490 are outstanding to certain directors and officers of the Company and bear interest at prime rate variable (which was 8.5% at June 30, 1997). As of August 31 the balance of demand notes payable, including accrued interest, was $163,082. The Company intends to repay the loans from the proceeds of the common stock offering. The notes are due no later than December 31, 1997.

NOTE 3 - INCOME TAXES

At June 30, 1997, the Company had a loss of $8,089. At the conclusion of its tax year, the Company may have an operating loss carryforward which could be utilized over a 15 year period. No deferred tax asset is recorded, as a valuation allowance reduces the gross deferred tax asset of $2,750 to zero.

NOTE 4 - STOCK OPTIONS AND AUTHORIZED SHARES

On July 25, 1997, the Company's Board of Directors adopted two stock option plans: an employee plan and a non-employee director plan. Under the terms of the plans, options for up to 115,000 shares of the Company's common stock may be granted to key management employees and directors of the Company and its subsidiaries. The exercise price of the options will be determined at the time of grant by an administrative committee to be appointed by the Board of Directors and in any event, will not be less than fair market value of the shares of Common Stock at the time the option is granted.

Regarding the employee plan, options are immediately exercisable with respect to 20 percent of the shares covered by the option and will vest with respect to an additional 20 percent of the shares on each of the following four anniversaries of the date of grant, assuming continued employment of the optionee. The options will expire after 10 years.

Regarding the Nonemployee Director Plan, options granted are immediately exercisable for 1,000 shares of Common Stock per nonemployee director. On the date of each successive annual meeting of the Company, options will become exercisable (assuming continued service on the Board of Directors) for an additional 1,000 shares of Common Stock per nonemployee director, until all options are exercisable in full. In the event of a "change in control" of the Company, as defined in the Nonemployee Director Plan, options then outstanding shall become immediately exercisable in full, immediately prior to such change in control. The unexercised portion of each option automatically expires, and is no longer exercisable, on the earliest to occur of the following: (i) ten years after the option is granted, (ii) three months after the person who was granted the option ceases to be a Nonemployee Director, other than due to permanent disability, death, or for cause, (iii) one year following the death or permanent disability of the Nonemployee Director, and (iv) termination of the Nonemployee Director's service as such, for cause.

Also on July 25, 1997, the Board of Directors amended the articles of incorporation to increase authorized shares of common stock to 10,000,000 and to authorize 2,000,000 shares of no par preferred stock.

Franklin, Indiana

FINANCIAL STATEMENTS
June 30, 1997

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ----

Available Information..................     4
Prospectus Summary.....................     5
Risk Factors...........................     8
Use of Proceeds........................    12
Possible Escrow of Proceeds............    19
Dividend Policy........................    19
Capitalization.........................    20
Business...............................    21
Management.............................    27
Related Party Transactions.............    34
Principal Shareholders.................    35
Supervision and Regulation.............    37
Description of Capital Stock...........    49
Shares Eligible for Future Sale........    56
Underwriting...........................    57
Legal Proceedings......................    59
Legal Matters..........................    59
Experts................................    59
Additional Information.................    60
Index to Financial Statements..........   F-1

                            ------------------------
UNTIL DECEMBER 26, 1997 (90 DAYS AFTER THE EFFECTIVE DATE
OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,000,000 SHARES

                     HEARTLAND BANCSHARES, INC.

                                  COMMON STOCK
                           --------------------------

                                   PROSPECTUS
                           --------------------------
                                     (LOGO)

                               September 23, 1997

- -------------------------------------------------------
- -------------------------------------------------------

              PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the Indiana Business Corporation Law and Article IV of the Company's Restated Bylaws, the Company's officers and directors are entitled to indemnification against all liability and expense with respect to any civil or criminal claim, action, suit or proceeding in which they are wholly successful. If they are not wholly successful and even if they are adjudged liable or guilty, they are entitled to indemnification if it is determined, with respect to a civil action, by disinterested directors, a special legal counsel, or a majority vote of the shares of the Company's voting stock held by disinterested shareholders, that they acted in good faith in what they reasonably believed to be the best interests of the Company. With respect to any criminal action, it must also be determined that they had no reasonable cause to believe their conduct unlawful.

     Under the Indiana Business Corporation Law, a director of the Company cannot be held liable for actions that do not constitute wilful misconduct or recklessness. In addition, the Articles of Incorporation of the Company provide that directors of the Company shall be immune from personal liability for any action taken as a director, or any failure to take any action, to the fullest extent permitted by the applicable provisions of the Indiana Business Corporation Law from time to time in effect and by general principles of corporate law. In addition, a director of the Company against whom a shareholders' derivative suit has been filed cannot be held liable if a committee of disinterested directors of the Company, after a good faith investigation, determines either that the shareholder has no right or remedy or that pursuit of that right or remedy will not serve the best interests of the Company.

     At present, there are no claims, actions, suits or proceedings pending where indemnification would be required under the above, and the Company does not know of any threatened claims, actions, suits or proceedings which may result in a request for such indemnification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the Common Stock being registered, other than underwriting discounts and commissions. All amounts shown are estimates, except the SEC registration fee and the NASD filing fee, and assume sale of 1,000,000 shares in the offering.


SEC registration fee. . . . . . .    $  3,485
NASD filing fee. . . . . . . . . . .       1,650
Printing and mailing expenses. . . .      16,500
Fees and expenses of counsel . . . .      60,000
Accounting and related expenses. . .      15,000
Blue Sky fees and expenses
 (including counsel fees). . . . . .      15,000
Underwriter's Expenses*. . . . . . .      25,000
Miscellaneous. . . . . . . . . . . .      23,365
                                         _______
   Total . . . . . . . . . . . . . .    $160,000
                                         =======

*If the over-allotment option is exercised by the Underwriter in full, the Underwriter will waive reimbursement of these expenses.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The registrant has borrowed approximately funds from its organizers to pay organizational and related expenses as disclosed in the Prospectus. To the extent that such transactions would be deemed to involve the offer or sale of a security, the registrant would claim exemption including, without limitation, the exemption provided by Section 4(2) of the Securities Act of 1933, for such transactions. In addition, the registrant, sold one share of its Common Stock to a Director for $10. The registrant also claims an exemption for such sale pursuant to Section 4(2).

ITEM 27.EXHIBITS.

Exhibit No.     Description

1       *Form of Underwriting Agreement
3.1     *Amended and Restated Articles of Incorporation of
         Heartland Bancshares, Inc.
3.2     *Amended and Restated Bylaws of Heartland Bancshares,
         Inc.
5       *Opinion of Leagre Chandler & Millard
10.1    *1997 Stock Option Plan
10.2    *1997 Stock Option Plan for Nonemployee Directors
10.3 ***Form of Organization Agreement Under Which Debt Described in Prospectus as "Borrowings" Was Incurred
10.4  ***Purchase Agreement and Note (Franklin, Indiana property)
10.5  ***Lease (Greenwood, Indiana property)
23.1 *Consent of Leagre Chandler & Millard (included in opinion filed as Exhibit 5)
23.3   **Consent of Crowe, Chizek and Company, LLP
24      *Power of Attorney (included on page II-4)
27      *Financial Data Schedule (EDGAR filing only)
99    ***Form of Escrow Agreement between Bank One, Indiana,
         N.A., Heartland Bancshares, Inc., and Roney & Co.
__________________
*  Filed with the original Registration Statement.
** Filed with Amendments No. 1 and No. 2.
***Filed with this Amendment No. 3.

ITEM 28.    UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

     (1) The registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) The registrant will:

        (i) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective; and

        (ii) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, in the City of Franklin, State of Indiana, on September 19, 1997.

      HEARTLAND BANCSHARES, INC.



                                By /s/ Steve Bechman
                                   Steve Bechman, President




     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to this Registration Statement was signed by the following persons in the capacities indicated on September 19, 1997.

     Signatures                        Title

/s/ Steve Bechman                   President (chief executive
Steve Bechman                            officer) and Director

/s/ Jeffrey L. Goben                Director
Jeffrey L. Goben

                                    Chief Financial Officer
/s/ Jeffery D. Joyce                (principal financial and
Jeffery D. Joyce                      accounting officer)

____________________________     Director
Sharon K. Acton

          *
____________________________     Director
Gordon R. Dunn


____________________________     Director
J. Michael Jarvis

          *
____________________________     Director
John Norton


____________________________     Director
Robert L. Richardson


____________________________     Director
Patrick A. Sherman

          *
____________________________     Director
James C. Stewart



*By /s/ Steve Bechman
    Steve Bechman, Attorney-in-fact